Exhibit 99.1

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations.

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes and other information included elsewhere in this Annual Report. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from such forward-looking statements. Factors that could cause or contribute to those differences include, but are not limited to, those identified below and those discussed in Part I, Item1A. “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” included elsewhere in this Annual Report. Additionally, our historical results are not necessarily indicative of the results that may be expected in any future period.

Overview

FTC Solar, Inc. (the “Company”, “we”, “our”, or “us”) was founded in 2017 and is incorporated in the state of Delaware. We are a global provider of advanced solar tracker systems, supported by proprietary software and value-added engineering services. Our mission is to provide differentiated products, software, and services that maximize energy generation and cost savings for our customers, and to help facilitate the continued growth and adoption of solar power globally. Trackers significantly increase the amount of solar energy produced at a solar installation by moving solar panels throughout the day to maintain an optimal orientation relative to the sun. Our tracker systems are currently marketed under the Voyager brand name (“Voyager Tracker” or “Voyager”). Voyager is a next-generation two-panel in-portrait single-axis tracker solution that we believe offers industry-leading performance and ease of installation. We have a team of dedicated renewable energy professionals with significant project installation experience focused on delivering cost reductions to our US and worldwide clients across the solar project development and construction cycle. Our solar solutions span a range of applications, including ground mount, tracker, canopy, and rooftop. The Company is headquartered in Austin, Texas, and has international subsidiaries in Australia, India, Singapore, and South Africa.

In April 2021, we completed an initial public offering (IPO) of 19,840,000 shares of our common stock receiving proceeds of $241.2 million, net of underwriting discounts and commissions, but before offering costs, and began trading on the Nasdaq Global Market under the symbol “FTCI”. Prior to the completion of the IPO, the board of directors and stockholders approved an approximately 8.25-for-1 forward stock split (the “Forward Stock Split”) of the Company’s shares of common stock which became effective on April 28, 2021. Proceeds from the IPO were used for general corporate purposes, with $54.2 million used to purchase an aggregate of 4,455,384 shares of our common stock, including shares resulting from the settlement of certain vested restricted stock units (“RSUs”) and exercise of certain options in connection with the IPO at the IPO price, less underwriting discounts and commissions.

We are an emerging growth company, as defined in the Jumpstart Our Business Startups (JOBS) Act. Under the JOBS Act, we elected to use the allowed extended transition period to delay adopting new or revised accounting standards until such time as those standards apply to private companies.

Key Factors Affecting Our Performance

Investment in technology and personnel. We invest in both the people and technology behind our products. We intend to continue making significant investments in the technology for our products and expansion of our patent portfolio to attract and retain customers, expand the capabilities and scope of our products, and enhance user experience. We also intend to make significant investments to attract and retain employees in key positions, including sales leads, engineers, software developers, quality assurance personnel, supply chain personnel, product management, and operations personnel, to help us drive additional efficiencies across our marketplace and, in the case of sales leads, to continue to enhance and diversify our sales capabilities, including international expansion.

Megawatts (“MW”) shipped and average selling price (“ASP”). The primary operating metric we use to evaluate our sales performance and to track market acceptance of our products is the change in quantity of megawatts (MW) shipped from period to period. MW are measured for each individual project and are calculated based on the expected output of that project once installed and fully operational. We also utilize metrics related to price and cost of goods sold per watt, including the change in ASP from period to period and cost per watt. ASP is calculated by dividing total revenue by total watts and cost per watt is calculated by dividing total costs of goods sold by total watts. These metrics enable us to evaluate trends in pricing, manufacturing cost and profitability. Events such as the COVID-19 pandemic can impact the U.S. economy, global supply chains, and our business. These impacts can cause significant shipping delays and cost increases, as well as offsetting ASP increases, and also raise the price of inputs like steel and logistics, affecting our cost per watt.

Government regulations. Changes in the U.S. trade environment, including the imposition of import tariffs, AD/CVD investigations and WROs directed at forced labor in China, affect the amount and timing of our revenue, results of operations and cash flows. Escalating trade tensions, particularly between the United States and China, have led to increased tariffs and trade restrictions, including tariffs applicable to certain raw materials and components for our products. We have taken measures with the intention of mitigating the effect of tariffs, AD/CVD and WROs on our business by reducing our reliance on China. In 2019, 90% of our supply chain was sourced from China. As of December 31, 2021, we have qualified suppliers outside of China for all our commodities and reduced the extent to which our supply chain for U.S.-based projects is subject to existing tariffs. We have entered into partnerships with manufacturers in the United States, Mexico, Canada, Spain, Brazil, Turkey, Saudi Arabia, India, Vietnam and Korea to diversify our supply chain and optimize costs.

Disruptions in transportation and supply chain. Our costs are affected by the underlying costs of raw materials including steel, component costs including motors and micro-chips and transportations costs. Current market conditions that constrain supply of materials and disrupt the flow of materials from international vendors impacts the cost of our products and services. We have also seen increases in domestic transportation costs. These cost increases impact our margins. We are taking steps to expand and diversify our manufacturing partnerships and we are implementing alternative modes of transportation to mitigate the impacts of these current headwinds in the global supply chain and logistics market. We also have a sharp focus on our design to value initiative to improve margin by reducing manufacturing and material costs of our products.

Impact of the COVID-19 Pandemic

In March of 2020, the World Health Organization declared that the worldwide spread and severity of a new coronavirus, referred to as COVID-19, was severe enough to be characterized as a pandemic. In response to the continued spread of COVID-19, governmental authorities in the United States and around the world have imposed various restrictions designed to slow the pace of the pandemic, including restrictions on travel and other restrictions that prohibit employees from going to work, including in cities where we have offices, employees, and customers, causing severe disruptions in the worldwide economy. The broader implications of the COVID-19 pandemic on our business, financial condition and results of operations remain uncertain and will depend on certain developments, including the duration and severity of the COVID-19 pandemic, the impact of virus variants, the rate of vaccinations, the COVID-19 pandemic’s impact on our customers and suppliers and the range of governmental and community reactions to the pandemic. While our day-to-day operations have been affected, the impact has been less pronounced as most of our staff has worked remotely and continued to develop our product offerings, source materials and install our products. However, we have experienced significant supply chain disruptions that have caused delays in product deliveries due to diminished vessel capacity and port detainment of vessels as a consequence of the COVID-19 pandemic (including as a result of multiple COVID-19 variants), which have contributed to an increase in lead times for delivery of our tracker systems. For instance, we experienced a COVID-related supplier production slowdown in India at the end of March 2021, which continued throughout 2021 due to the emergence of the Omicron variant. The reduced capacity for logistics is also causing increases in logistics costs. Additionally, ground operations at project sites have been impacted by health-related restrictions, shelter-in-place orders and worker absenteeism, which resulted in delays in project completions in 2020, and these restrictions have also hindered our ability to provide on-site support to our customers and conduct inspections of our contract manufacturers. The disruptions in the global supply chain have resulted in extended lead times for some of our component parts. Management will continue to monitor the impact of the global situation on our financial condition, cash flows, operations, contract manufacturers, industry, workforce and customer relationships.

Non-GAAP Financial Measures

Adjusted EBITDA, adjusted net loss and adjusted earnings per share (“EPS”)

We utilize Adjusted EBITDA, Adjusted Net Loss, and Adjusted EPS as supplemental measures of our performance. We define Adjusted EBITDA as net loss plus (i) provision (benefit) for income taxes, (ii) interest expense, net, (iii) depreciation expense, (iv) amortization of intangibles, (v) stock-based compensation, (vi) non-routine legal fees, severance and certain other costs (credits) and (vii) the loss (income) from our unconsolidated subsidiary. We also deduct the gains from the disposal of our investment in unconsolidated subsidiary and from extinguishment of our debt from net loss in arriving at Adjusted EBITDA. We define Adjusted Net Loss as net loss plus (i) amortization of debt issue costs and intangibles, (ii) stock-based compensation, (iii) non-routine legal fees, severance and certain other costs (credits), (iv) the loss (income) from our unconsolidated subsidiary and (v) income tax expense (benefit) of adjustments. We also deduct the gains or add back the losses from the disposal of our investment in unconsolidated subsidiary and from extinguishment of our debt from net loss in arriving at Adjusted Net Loss. Adjusted EPS is defined as Adjusted Net Loss on a per share basis using the weighted average diluted shares outstanding.

Adjusted EBITDA, Adjusted Net Loss, and Adjusted EPS are intended as supplemental measures of performance that are neither required by, nor presented in accordance with, U.S. generally accepted accounting principles (“GAAP”). We present Adjusted EBITDA, Adjusted Net Loss and Adjusted EPS, because we believe they assist investors and analysts in comparing our performance across reporting periods on an ongoing basis by excluding items that we do not believe are indicative of our core operating performance. In addition, we use Adjusted EBITDA, Adjusted Net Loss and Adjusted EPS to evaluate the effectiveness of our business strategies.

Among other limitations, Adjusted EBITDA, Adjusted Net Loss, and Adjusted EPS do not reflect (i) our cash expenditures, or future requirements, for capital expenditures or contractual commitments, and (ii) the impact of certain cash charges resulting from matters we consider not to be indicative of our ongoing operations. Further, the adjustments noted in Adjusted EBITDA do not reflect the impact of any income tax expense or benefit. Additionally, other companies in our industry may calculate Adjusted EBITDA, Adjusted Net Loss, and Adjusted EPS differently than we do, which limits its usefulness as a comparative measure.

Because of these limitations, Adjusted EBITDA, Adjusted Net Loss, and Adjusted EPS should not be considered in isolation or as substitutes for performance measures calculated in accordance with GAAP, and you should not rely on any single financial measure to evaluate our business. These non-GAAP financial measures, when presented, are reconciled to the most closely applicable GAAP measure as disclosed below:

	Year ended December 31,
	2021		2020		2019
(in thousands, except shares and per share data)	Adjusted EBITDA	Adjusted Net Loss	Adjusted EBITDA	Adjusted Net Loss	Adjusted EBITDA	Adjusted Net Loss
Net loss per GAAP	$(106,589)	$(106,589)	$(15,924)	$(15,924)	$(13,495)	$(13,495)
Reconciling items -
Provision (benefit) for income taxes	169	—	(83)	—	(39)	—
Interest expense, net	814	—	364	—	454	—
Amortization of debt issue costs in interest expense(a)	—	461	—	—	—	—
Depreciation expense	232	—	14	—	12	—
Amortization of intangibles	—	—	33	33	400	400
Stock-based compensation	61,765	61,765	1,818	1,818	906	906
(Gain) from disposal of investment in unconsolidated subsidiary	(20,829)	(20,829)	—	—	—	—
(Gain) loss on extinguishment of debt	(790)	(790)	116	116	—	—
Non-routine legal fees(b)	2,791	2,791	—	—	—	—
Severance(c)	1,298	1,298	—	—	—	—
Other costs(d)	4,927	4,927	—	—	—	—
(Income) loss from unconsolidated subsidiary(e)	354	354	(1,399)	(1,399)	709	709
Income tax expense (benefit) attributable to adjustments	—	—	—	(3)	—	3

Adjusted Non-GAAP amounts	$(55,858)	$(56,612)	$(15,061)	$(15,359)	$(11,053)	$(11,477)

GAAP net loss per share:
Basic	N/A	$(1.24)	N/A	$(0.23)	N/A	$(0.22)
Diluted	N/A	$(1.24)	N/A	$(0.23)	N/A	$(0.22)
Adjusted Non-GAAP net loss per share (Adjusted EPS):
Basic	N/A	$(0.66)	N/A	$(0.22)	N/A	$(0.18)
Diluted	N/A	$(0.66)	N/A	$(0.22)	N/A	$(0.18)
Weighted-average common shares outstanding:
Basic	N/A	86,043,051	N/A	68,810,533	N/A	62,043,383
Diluted	N/A	86,043,051	N/A	68,810,533	N/A	62,043,383

(a)	Amounts for 2020 and 2019 were not considered material for inclusion in the calculation of Adjusted Net Loss.
(b)	Non-routine legal fees represent legal fees incurred for matters that were not ordinary or routine to the operations of the business.
(c)	Severance costs were incurred related to agreements with employees due to restructuring changes.
(d)	Other costs include consulting fees in connection with operations and finance ($2,233), costs associated with our IPO ($2,424) and 2021 CEO transition costs ($270).
(e)	Our management excludes the gain from sale and the income (loss) prior to sale arising from an interest we held in an unconsolidated subsidiary when evaluating our operating performance.

Key Components of Our Results of Operations

The following discussion describes certain line items in our consolidated statements of operations.

Revenue

Revenue from the sale of Voyager Trackers and customized components of Voyager Trackers is recognized over time, as work progresses, utilizing an input measure of progress determined by cost incurred to date relative to total expected cost on these projects to correlate with our performance in transferring control over Voyager Trackers and its components. Revenue from the sale of a Voyager Tracker’s individual parts is recognized point-in-time as and when control transfers based on the terms of the contract. Revenue from sale of term-based software licenses is recognized upon transfer of control to the customer. Revenue for shipping and handling services is recognized over time based on progress in meeting shipping terms of the arrangements. Subscription revenue, which is derived from a subscription-based enterprise licensing model, and support revenue, which is derived from ongoing security updates and maintenance, are generally recognized on a straight-line basis over the term of the contract.

Our customers include project developers, solar asset owners and EPC contractors that design and build solar energy projects. For each individual solar project, we enter into a contract with our customers covering the price, specifications, delivery dates and warranty for the products being purchased, among other things. Our contractual delivery period for Voyager Trackers and related parts can vary depending on size of the project and availability of vessels and other means of delivery. Contracts can range in value from tens of thousands to tens of millions of dollars.

Our revenue is affected by changes in the volume and ASP of our solar tracking systems purchased by our customers and volume of sales of software products and engineering services, among other things. The ASP of our solar tracker systems and quarterly volume of sales is driven by the supply of, and demand for, our products, changes in product mix, geographic mix of our customers, strength of competitors’ product offerings and availability of government incentives to the end-users of our products. Additionally, our revenue may be impacted by seasonality and variability related to ITC step-downs and construction activity as well as the cold weather.

The vast majority of our revenue was attributable to sales in the United States, with a smaller portion derived from sales in Southeast Asia and Europe. Our revenue growth is dependent on continued growth in the number of solar tracker projects and engineering services we win in competitive bidding processes and growth in our software sales each year, as well as our ability to increase our market share in each of the geographies in which we currently compete, expand our global footprint to new emerging markets, grow our production capabilities to meet demand and continue to develop and introduce new and innovative products that address the changing technology and performance requirements of our customers, among other things.

Cost of revenue and gross profit (loss)

We subcontract with third-party manufacturers to manufacture and deliver our products directly to our customers. Our product costs are affected by the underlying cost of raw materials procured by these contract manufacturers, including steel and aluminum; component costs, including electric motors and gearboxes; technological innovation in manufacturing processes; and our ability to achieve economies of scale resulting in lower component costs. We do not currently hedge against changes in the price of raw materials, but we continue to explore opportunities to mitigate the risks of foreign currency and commodity fluctuations through the use of hedges and foreign exchange lines of credit. Some of these costs, primarily personnel, are not directly affected by sales volume.

We have increased our headcount over the last three years as we scale up our business. Our gross profit may vary period-to-period due to changes in our headcount, ASP, product costs, product mix, customer mix, geographical mix, shipping methods, warranty costs and seasonality. Pursuant to the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”), we received employee retention credits, which have reduced the impact of increased personnel costs on our operating results.

Operating expenses

Operating expenses consist of research and development expenses, selling and marketing expenses and general and administrative expenses. Personnel-related costs are the most significant component of our operating expenses and include salaries, benefits, bonuses, commissions and stock-based compensation expenses.

Our increased headcount over the last three years has contributed to increased operating costs both in absolute dollars and as a percentage of revenue and we expect to continue to hire new employees in the future to support our growth and in response to expected turnover. In addition, our operating costs have been impacted by (i) our level of research activities to originate, develop and enhance our products, (ii) our sales and marketing efforts as we expand our development activities in other parts of the world, and (iii) increased legal and professional fees, compliance costs, insurance, facility costs and other costs associated with our expected growth and in being a public company.

Results of Operations – 2021 Compared to 2020

	Year ended December 31,
	2021		2020
(in thousands, except percentages)	Amounts	Percentage of revenue	Amounts	Percentage of revenue
Revenue:
Product	$227,397	84.1%	$158,925	84.8%
Service	43,128	15.9%	28,427	15.2%

Total revenue	270,525	100.0%	187,352	100.0%
Cost of revenue:
Product	239,149	88.4%	155,967	83.2%
Service	63,921	23.6%	27,746	14.8%

Total cost of revenue	303,070	112.0%	183,713	98.1%

Gross profit (loss)	(32,545)	(12.0%)	3,639	1.9%
Operating expenses
Research and development	11,540	4.3%	5,222	2.8%
Selling and marketing	6,823	2.5%	3,545	1.9%
General and administrative	75,896	28.1%	11,798	6.3%

Total operating expenses	94,259	34.8%	20,565	11.0%

Loss from operations	(126,804)	(46.9%)	(16,926)	(9.0%)
Interest expense, net	(814)	(0.3%)	(364)	(0.2%)
Gain from disposal of investment in unconsolidated subsidiary	20,829	7.7%	—	0.0%
Gain (loss) on extinguishment of debt	790	0.3%	(116)	(0.1%)
Other expense	(67)	0.0%	—	0.0%
Income (loss) from unconsolidated subsidiary	(354)	(0.1%)	1,399	0.7%

Loss before income taxes	(106,420)	(39.3%)	(16,007)	(8.5%)
(Provision) benefit for income taxes	(169)	(0.1%)	83	0.0%

Net loss	$(106,589)	(39.4%)	$(15,924)	(8.5%)

Revenue

We generate our revenue in two streams – Product revenue and Service revenue. Product revenue is derived from the sale of Voyager Trackers, customized components of Voyager Trackers, individual part sales for certain specific transactions and the sale of term-based software licenses. Service revenue includes revenue from shipping and handling services, subscription-based enterprise licensing model and maintenance and support services in connection with the term-based software licenses.

	Year ended December 31,
(in thousands)	2021	2020	$ Change	% Change
Product	$227,397	$158,925	$68,472	43.1%
Service	43,128	28,427	14,701	51.7%

Total revenue	$270,525	$187,352	$83,173	44.4%

Product revenue

The increase in product revenue for the year ended December 31, 2021, as compared to the year ended December 31, 2020, was primarily due to a 25% increase in MW shipped, as well as an increase of approximately 15% in ASP.

Service revenue

The increase in service revenue for the year ended December 31, 2021, as compared to the year ended December 31, 2020, was primarily due to an increase in shipping and logistics revenue on Voyager Tracker sales as a result of a 25% increase in MW shipped and by increased contract prices which helped partially offset a portion of the rising shipping and logistics costs, much of which was not fully recoverable.

Cost of revenue and gross (loss) profit

Cost of revenue consists primarily of Voyager Trackers’ raw material costs, including purchased components, as well as costs related to freight and delivery, product warranty, supply chain personnel and consultants, insurance and customer support. Personnel costs include both direct labor costs as well as costs attributable to any individuals whose activities relate to the procurement, installation and delivery of the finished product and provision of services and are net of federal employee retention credits received.

Gross profit may vary from period-to-period and is primarily affected by our ASP, product costs, product mix, customer mix, geographical mix, shipping method, logistics costs, warranty costs and seasonality.

	Year ended December 31,
(in thousands)	2021	2020	$ Change	% Change
Product	$239,149	$155,967	$83,182	53.3%
Service	63,921	27,746	36,175	130.4%

Total cost of revenue	$303,070	$183,713	$119,357	65.0%

Gross profit (loss)	$(32,545)	$3,639	$(36,184)	(994.3%)
Gross profit (loss) percentage of revenue	(12.0%)	1.9%

The increase in cost of revenue for the year ended December 31, 2021, as compared to the year ended December 31, 2020, was primarily driven by the aforementioned increase in MW shipped as well as increases in steel costs and shipping and logistics costs. Cost per MW increased 32% due to increases in steel prices and shipping and logistics costs. Overhead costs were higher year over year due to increased headcount to support our growth and the higher stock-based compensation expense due to our IPO triggering vesting of a significant number of shares in the second quarter of 2021, as well as awards granted to new employees in 2021. Cost of revenue in 2021 was also impacted by approximately $8.6 million in expenditures related to certain retrofits, remediations and product reconfigurations for certain of our solar tracker systems that had been previously installed, or were in the process of being installed, at customer sites.

Our gross profit (loss) percentage of revenue for 2021 was a negative 12.0%, as compared to a positive 1.9% in 2020. The decrease was due primarily to increased logistics costs that were not passed on to our customers, increases in headcount as we scaled up our operating structure and higher stock-based compensation triggered by the IPO and grants to new employees.

Research and development

Research and development expenses consist primarily of salaries (net of federal employee retention credits received), employee benefits, stock-based compensation expenses and travel expenses related to our engineers performing research and development activities to originate, develop and enhance our products. Additional expenses include consulting charges, component purchases, legal fees for registering patents and other costs for performing research and development on our software products.

	Year ended December 31,
(in thousands)	2021	2020	$ Change	% Change
Research and development	$11,540	$5,222	$6,318	121.0%

The increase in research and development expenses in 2021, as compared to 2020, was primarily attributable to (i) $3.6 million of higher stock-based compensation expense mainly triggered by our 2021 IPO, along with grants to new employees during 2021, (ii) $1.3 million in higher personnel-related expenses, as headcount increased allowing for expansion of our research and development activities designed to enhance our products, (iii) an increase of $0.7 million in professional services largely related to increased patent protection costs and (iv) higher expenditures related to our design-to-value initiatives to reduce the costs of our tracker product. Research and development expenses as a percentage of revenue were 4.3% for the year ended December 31, 2021, compared to 2.8% for the year ended December 31, 2020.

Selling and marketing

Selling and marketing expenses consist primarily of salaries (net of federal employee retention credits received), employee benefits, stock-based compensation expenses and travel expenses related to our sales and marketing and business development personnel. Additionally, selling and marketing expenses include costs associated with professional fees and support charges for software subscriptions and licenses, trade shows and conventions.

	Year ended December 31,
(in thousands)	2021	2020	$ Change	% Change
Selling and marketing	$6,823	$3,545	$3,278	92.5%

The increase in selling and marketing expenses in 2021, as compared to 2020, was primarily attributable to (i) $2.0 million of higher stock-based compensation expense triggered by our 2021 IPO and grants to new employees in 2021, and (ii) $0.9 million in higher personnel-related expenses, as headcount increased to support our international expansion plans. Selling and marketing expenses as a percentage of revenue were 2.5% for the year ended December 31, 2021, compared to 1.9% for the year ended December 31, 2020.

General and administrative

General and administrative expenses consist primarily of salaries (net of federal employee retention credits received), employee benefits, stock-based compensation expenses, and travel expenses related to our executives, finance team, and administrative employees. It also consists of legal, consulting, and professional fees, rent and lease expenses pertaining to our headquarters and international offices, business insurance costs and other costs.

	Year ended December 31,
(in thousands)	2021	2020	$ Change	% Change
General and administrative	$75,896	$11,798	$64,098	543.3%

The increase in general and administrative expense in 2021, as compared to 2020, was primarily attributable to (i) $46.6 million of higher stock-based compensation expense triggered by our 2021 IPO and grants to new employees in 2021, (ii) $5.9 million of higher personnel-related expenses related to headcount increases, (iii) $7.1 million of higher professional fees for consulting, legal and accounting services, and (iv) higher costs for business insurance, rent, and other office expenses. General and administrative expenses as a percentage of revenue were 28.1% for the year ended December 31, 2021, compared to 6.3% for the year ended December 31, 2020.

Interest expense, net

	Year ended December 31,
(in thousands)	2021	2020	$ Change	% Change
Interest expense, net	$814	$364	$450	123.6%

Interest expense primarily consisted of interest on our revolving line of credit with Western Alliance Bank, which was paid off during the quarter ended March 31, 2021, and a commitment fee on our revolving credit facility with Barclays Bank that we entered into in April 2021, along with associated debt issue cost amortization.

Gain (loss) on extinguishment of debt

	Year ended December 31,
(in thousands)	2021	2020	$ Change	% Change
Gain (loss) on extinguishment of debt	$790	$(116)	$906	781.0%

In January 2021, our Paycheck Protection Program (“PPP”) loan that was received in April 2020 pursuant to the CARES Act, was forgiven, resulting in a gain on extinguishment of debt. The terms of the CARES Act provided for loan forgiveness if the proceeds were used to retain and pay employees and for other qualifying expenditures. In 2020, we incurred a loss on debt extinguishment in connection with our Secured Promissory Notes which we had repaid the principal in full as of December 31, 2020.

Income (loss) from unconsolidated subsidiary

	Year ended December 31,
(in thousands)	2021	2020	$ Change	% Change
Income (loss) from unconsolidated subsidiary	$(354)	$1,399	$(1,753)	(125.3%)

We sold our interest in our unconsolidated subsidiary, Dimension Energy LLC (“Dimension”), on June 24, 2021. Dimension is a community solar developer based in Atlanta, Georgia that provides renewable energy solutions for local communities in the United States. Our share of the loss from this unconsolidated subsidiary for the period from January 1, 2021, to the disposal date was $0.4 million. For the year ended December 31, 2020, we recognized a gain of $1.4 million as our share of the income from this equity investment. Upon sale of our interest in June 2021, we recognized a gain of $20.8 million, which is reflected in the Consolidated Statement of Comprehensive Loss as a “Gain from disposal of investment in unconsolidated subsidiary”.

Results of Operations – 2020 Compared to 2019

	Year ended December 31,
	2020		2019
(in thousands, except percentages)	Amounts	Percentage of revenue	Amounts	Percentage of revenue
Revenue:
Product	$158,925	84.8%	$43,085	81.1%
Service	28,427	15.2%	10,039	18.9%

Total revenue	187,352	100.0%	53,124	100.0%
Cost of revenue:
Product	155,967	83.2%	44,212	83.2%
Service	27,746	14.8%	10,863	20.4%

Total cost of revenue	183,713	98.1%	55,075	103.7%

Gross profit (loss)	3,639	1.9%	(1,951)	(3.7%)
Operating expenses
Research and development	5,222	2.8%	3,960	7.5%
Selling and marketing	3,545	1.9%	1,897	3.6%
General and administrative	11,798	6.3%	4,563	8.6%

Total operating expenses	20,565	11.0%	10,420	19.6%

Loss from operations	(16,926)	(9.0%)	(12,371)	(23.3%)
Interest expense, net	(364)	(0.2%)	(454)	(0.9%)
Gain from disposal of investment in unconsolidated subsidiary	—	0.0%	—	0.0%
Gain (loss) on extinguishment of debt	(116)	(0.1%)	—	0.0%
Other expense	—	0.0%	—	0.0%
Income (loss) from unconsolidated subsidiary	1,399	0.7%	(709)	(1.3%)

Loss before income taxes	(16,007)	(8.5%)	(13,534)	(25.5%)
(Provision) benefit for income taxes	83	0.0%	39	0.1%

Net loss	$(15,924)	(8.5%)	$(13,495)	(25.4%)

Revenue

	Year ended December 31,
(in thousands)	2020	2019	$ Change	% Change
Product	$158,925	$43,085	$115,840	268.9%
Service	28,427	10,039	18,388	183.2%

Total revenue	$187,352	$53,124	$134,228	252.7%

Product revenue

The increase in product revenue for the year ended December 31, 2020, as compared to the year ended December 31, 2019, was primarily driven by a 250% increase in MW shipped due to new projects with existing customers, as well as projects for new customers in the year ended December 31, 2020. New customers represented 89% of the additional MW shipped in 2020. We increased our ASP by 2.8% from the year ended December 31, 2019, to the year ended December 31, 2020, primarily as a result of a shift in the geographic mix of our projects toward projects in the United States.

Service revenue

The increase in service revenue for the year ended December 31, 2020, as compared to the year ended December 31, 2019, was primarily driven by an increase in shipping and logistics revenue on Voyager Tracker sales due to a 250% increase in MW shipped to our U.S. customers.

Cost of revenue and gross (loss) profit

	Year ended December 31,
(in thousands)	2020	2019	$ Change	% Change
Product	$155,967	$44,212	$111,755	252.8%
Service	27,746	10,863	16,883	155.4%

Total cost of revenue	$183,713	$55,075	$128,638	233.6%

Gross profit (loss)	$3,639	$(1,951)	$5,590	286.5%
Gross profit (loss) percentage of revenue	1.9%	(3.7%)

The increase in cost of revenue for the year ended December 31, 2020, as compared to the year ended December 31, 2019, was primarily driven by the aforementioned increase in MW shipped. Cost of revenue for the year ended December 31, 2020, was also impacted by approximately $14.0 million in expenditures related to certain retrofits, remediations and product reconfigurations for certain of our solar tracker systems that had been previously installed, or were in the process of being installed, at customer sites. In addition, we had a slight reduction in our cost per MW due to improvements in scale and diversification of our supply chain which reduced tariff costs.

Our gross profit for the year ended December 31, 2020, increased by $5.6 million, or 286.5%, as compared to the year ended December 31, 2019, due to the above stated reasons.

Research and development

	Year ended December 31,
(in thousands)	2020	2019	$ Change	% Change
Research and development	$5,222	$3,960	$1,262	31.9%

The increase in research and development expenses for the year ended December 31, 2020, as compared to the year ended December 31, 2019, was primarily attributable to (i) an increase of $1.5 million in personnel-related expenses, including stock-based compensation expense, due to a net increase in headcount by 18 for the research and development of our products, (ii) an increase of $0.5 million in legal fees for registering patents and other related consulting and recruiting fees, and (iii) an increase of $0.4 million in facilities and equipment related expenses, partially offset by a $1.1 million decrease in research and development expenses related to Voyager Tracker technology as its development cycle ended in the year ended December 31, 2019. Research and development expenses as a percentage of revenue was 2.8% for the year ended December 31, 2020, compared to 7.5% for the year ended December 31, 2019.

Selling and marketing

	Year ended December 31,
(in thousands)	2020	2019	$ Change	% Change
Selling and marketing	$3,545	$1,897	$1,648	86.9%

The increase in selling and marketing expenses for the year ended December 31, 2020, as compared to the year ended December 31, 2019, was primarily attributable to an increase in personnel-related expenses, including stock-based compensation expense, of $2.5 million due to a net increase in headcount by 10, a $0.1 million increase in various consulting and recruiting fees, and an increase of $0.1 million in expenses pertaining to IT software. The increase was partially offset by (i) a decrease in bad debt expense of $0.5 million, (ii) a $0.3 million reduction in advertising expenses associated with trade shows and conventions and other business development expenses, and (iii) a decrease of $0.3 million related to travel expenses of sales personnel. Sales and marketing expenses as a percentage of revenue was 1.9% for the year ended December 31, 2020, compared to 3.6% for the year ended December 31, 2019.

General and administrative

	Year ended December 31,
(in thousands)	2020	2019	$ Change	% Change
General and administrative	$11,798	$4,563	$7,235	158.6%

The increase in general and administrative expenses for the year ended December 31, 2020, as compared to the year ended December 31, 2019, was primarily attributable to (i) an increase of $4.0 million in personnel-related expenses, including stock-based compensation expense, due to a net increase in headcount by 24, (ii) an increase of $1.9 million in professional fees for consulting, legal and accounting services, (iii) an increase of $0.2 million related to overall travel expenses, (iv) an increase of $0.3 million related to office equipment, (v) an increase of $0.6 million in business insurance costs, and (vi) an increase of $0.2 million pertaining to rent, lease and other office expenses in line with an increase in headcount. General and administrative expenses as a percentage of revenue was 6.3% for the year ended December 31, 2020, compared to 8.6% for the year ended December 31, 2019.

Interest expense, net

	Year ended December 31,
(in thousands)	2020	2019	$ Change	% Change
Interest expense, net	$364	$454	$(90)	(19.8%)

Interest expense consisted of annual amortization of debt issuance costs and interest on our Secured Promissory Notes and a revolving line of credit with Western Alliance Bank.

Income (loss) from unconsolidated subsidiary

	Year ended December 31,
(in thousands)	2020	2019	$ Change	% Change
Income (loss) from unconsolidated subsidiary	$1,399	$(709)	$2,108	297.3%

The increase in our income from unconsolidated subsidiary resulted from recording $1.4 million of income from our investment in Dimension for the year ended December 31, 2020, as compared to a loss from such investment for the year ended December 31, 2019. This increase was primarily due to the fact that Dimension generated $22.6 million of revenue for the year ended December 31, 2020, as compared to no revenue for the year ended December 31, 2019. The community solar development cycle is approximately 18 to 24 months and Dimension began development activity in 2018, therefore the initial revenue was recognized in fiscal year 2020.

Liquidity and Capital Resources

Since our inception, we have financed our operations primarily through sales of shares of common stock and payments from our customers. During the years ended December 31, 2019, 2020 and 2021, we received net amounts of $6.0 million, $28.9 million and $235.2 million, respectively, from issuances of our common stock, including our IPO in April 2021. During those same years, we also incurred new debt in the form of a PPP loan in 2020 pursuant to the CARES Act and a draw in 2019 under our then existing revolving line of credit agreement, but have since paid off all outstanding borrowings, including debt incurred prior to 2019, or in the case of PPP loan, had such debt forgiven as of December 31, 2021.

We have incurred cumulative losses since inception and have a history of cash outflows from operations. At December 31, 2021, we had $102.2 million of cash on hand and $100.0 million of unused borrowing capacity under our existing revolving credit facility described below. At December 31, 2021, the revolving credit facility included a financial condition covenant stating we are required to maintain a minimum liquidity limit of $125.0 million as of each quarter end. After considering this financial condition covenant, we have $77.2 million of available liquidity as of December 31, 2021. We have no material long-term obligations requiring the use of cash and have positive working capital as of December 31, 2021 .

On March 25, 2022, the U.S. Department of Commerce, in response to a petition by Auxin Solar, Inc., initiated an investigation of claims related to alleged circumvention of U.S. antidumping and countervailing duties (“AD/CVD”) by solar manufacturers in certain Southeast Asian countries in an effort to determine whether or not solar cells and/or modules made in those Southeast Asian nations use parts originating from China in order to circumvent the AD/CVD tariffs. This decision has resulted in some developers deferring projects later in the year due to the uncertainty of panel supply and costs, which is expected to negatively impact our anticipated revenues and our cash flows. On June 6, 2022, it was announced that, pursuant to the U.S. Defense Production Act, President Biden agreed to allow U.S. solar deployers the ability to import solar modules and cells from Cambodia, Malaysia, Thailand and Vietnam free of certain duties for 24 months, along with other actions taken to accelerate domestic production of clean energy technologies.

Our costs are affected by certain component costs including steel, motors and micro-chips, as well as transportations costs. Current market conditions that constrain supply of materials and disrupt the flow of materials from international vendors impact the cost of our products and services. These cost increases impact our operating margins. We are taking steps to expand and diversify our manufacturing partnerships and have employed alternative modes of transportation to mitigate the impact of the current headwinds in the global supply chain and logistics markets. Additionally, in February 2022, we contracted with a related-party consulting firm to support us with improvements to our processes and performance in various areas including design, sourcing, logistics, pricing, software and standard configuration.

In accordance with ASC 205-40, Going Concern, we have evaluated whether there are conditions and events, considered in the aggregate, which raise substantial doubt about our ability to continue as a going concern within one year after the date the consolidated financial statements are issued. Based on our recurring losses from operations, impact of the U.S. Department of Commerce investigation of AD/CVD circumvention claims, the expectation of continued operating losses during 2022, and the need to improve profitability and cash flow to finance our future operations, we determined that there is substantial doubt about our ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty and assumes we will continue as a going concern through the realization of assets and satisfaction of liabilities and commitments in the ordinary course of business.

As we continue to address these current market challenges, management has also undertaken the following actions:

•

On June 2, 2022, we entered into Amendment No. 2 (the “Amendment”) to our existing senior secured revolving credit facility described below, which, among other things, amends certain terms of the revolving credit facility, including without limitation, to (i) amend the minimum liquidity financial covenant to adjust the minimum liquidity level described above from $125.0 million to $50.0 million until March 31, 2023 and (ii) set forth additional financial condition covenants and reporting requirements that apply if we do not maintain specified minimum liquidity from the effectiveness of the Amendment until the earlier of (x) March 31, 2023 and (y) the occurrence of certain specified conditions. The new financial condition covenants include the following: (i) if loans are outstanding, (x) the Company shall not have more than $25.0 million in unrestricted cash and cash equivalents for longer than three business days and (y) the ratio of the amount of (A) 75% of specified third party accounts receivables to (B) outstanding loans shall not be less than 1.10:1.00 at the end of each month and (ii) the Company shall limit the amount of cash it pays to third parties (net of all cash received by the Company (subject to certain exclusions)) to not more than $50.0 million, with the financial covenants described in the foregoing clauses (i)(y) and (ii) only being applicable if the Company fails to maintain specified minimum liquidity, with the Company maintaining such specified minimum liquidity as of the most recent measurement date of March 31, 2022. Additionally, prior to March 31, 2023, the Company and its restricted subsidiaries under the revolving credit facility are not permitted to (i) incur additional indebtedness for borrowed money, other than through the revolving credit facility or specified permitted unsecured debt, or (ii) pay dividends, subject to specified exceptions. The Amendment also sets forth certain informational rights of the lenders;

•	we have initiated a program, as described above, with third party assistance, to improve our operating performance and increase our gross margins;

•	we are freezing non-essential hiring, reducing our travel expenses, decreasing the future use of consultants and deferring non-critical initiatives;

•	we are negotiating improved payment terms with both our customers and vendors;

•

we have initiated frequent, consistent communication with our customers, which has allowed us to resolve issues preventing timely collection of certain outstanding receivables subsequent to December 31, 2021; and

•	we are exploring options to obtain additional sources of capital.

Should we not be successful in executing the above initiatives, or in reducing our historical levels of use of cash to fund our operations, or should market conditions deteriorate significantly from what we currently expect, or regulatory and international trade policies become more stringent as a result of findings from the Department of Commerce’s AD/CVD investigation, or other factors, we may need to issue additional debt or obtain new equity financing to fund our operations. We may be unable to obtain any desired additional financing on terms favorable to us, or at all, depending on market and other conditions. The ability to raise additional financing depends on numerous factors that are outside of our control, including general economic and market conditions, the health of financial institutions, investors’ and lenders’ assessments of our prospects and the prospects of the solar industry in general.

Our cash flows from operating, investing and financing activities were as follows:

	Year ended December 31,
(in thousands)	2021	2020	2019
Net cash provided by (used in) operating activities	$(132,854)	$629	$(254)
Net cash provided by (used in) investing activities	21,307	1,868	(18)
Net cash provided by financing activities	180,369	22,644	7,000
Effect of exchange rate changes on cash and restricted cash	(10)	(3)	—

Net increase in cash and restricted cash	$68,812	$25,138	$6,728

Operating activities

During the year ended December 31, 2021, we used approximately $57.3 million of cash to fund (i) losses on certain of our projects, largely related to increased material and logistics costs due to supply chain disruptions during the year that were not fully recoverable, (ii) higher personnel and facility-related costs associated with headcount increases, and (iii) increased professional service fees, largely as a result of being a new public company. Economic conditions during 2021 caused our industry to experience rapid commodity price increases and significant increases in transportation costs which negatively impacted our margins in the near term and thus, our cash flow from operations. We are taking steps to diversify our supply chain and implement design changes to lower the material requirements for our trackers in order to mitigate these economic headwinds. We believe this impact to be temporary as we work through our cost improvement roadmap.

A total of approximately $75.6 million was also used in 2021 to fund increases in working capital and other items, largely related to (i) increased project activity compared to 2020, as well as the timing of that activity, (ii) our efforts to ensure steel capacity for our products and to acquire inventory that has a longer lead time due to global market supply and logistics constraints, and (ii) a slowdown in collections from a major customer during the latter part of 2021.

During 2020, net cash used in operating activities was $0.5 million primarily due to a net loss of $15.9 million which was reflective of our investment in growing our operations and expanding our presence to additional countries. This was offset by $7.5 million in non-cash charges and a net change of $7.9 million in our net operating assets and liabilities. Non-cash adjustments primarily related to (i) a warranty provision of $7.9 million attributable to warranties issued with increased sales of Voyager Trackers, (ii) a stock-based compensation expense of $1.8 million in line with overall increase in headcount, (iii) income from unconsolidated subsidiary of $1.4 million, which represented our share of profit from our equity method investment, (iv) recognition of $1.0 million for warranty amounts expected to be recoverable from our contract manufacturers, (v) loss on debt extinguishment of $0.1 million and (vi) other non-cash items of $0.1 million. The net change in our operating assets and liabilities was primarily attributable to a net increase in deferred revenue of $3.1 million, partially offset by a $9.7 million increase in accounts receivable, both of which were due to the increase in sales of Voyager Trackers in 2020. Additionally, accounts payable increased by $8.9 million due to increases in procurement and supply chain activity to support our revenue growth, accrued expenses and other liabilities increased by $7.2 million. These increases were partially offset by (i) a decrease in inventories of $2.8 million in line with increased sales, (ii) an increase in prepaid and other current assets of $2.8 million due to increases in advances to suppliers, (iii) a decrease of $0.5 million for operating lease assets, (iv) an increase of $0.7 million in current and non-current liabilities, (v) a decrease of $0.1 million in accrued interest on related party debt and (vi) an increase of $1.7 million in other non-current assets.

During 2019, net cash used in operating activities was $0.3 million, primarily due to a net loss of $13.5 million which was reflective of our investment in growing our operations. This was offset by $4.3 million in non-cash charges and a net change of $8.9 million in our net operating assets and liabilities. Non-cash adjustments primarily related to (i) warranty provision of $2.1 million attributable to warranties issued with increased sales of Voyager Trackers, (ii) stock-based compensation expense of $0.9 million, (iii) loss from unconsolidated subsidiary of $0.7 million, which represented our share of loss from our equity method investment, (iv) depreciation and amortization expense of $0.4 million, (v) bad debt expense of $0.4 million and (vi) recognition of a warranty asset of $0.3 million for amounts expected to be recoverable from our contract manufacturers. The net change in our operating assets and liabilities was primarily attributable to a net increase in deferred revenue of $19.7 million, partially offset by a $13.8 million increase in accounts receivable, both of which were due to the increase in revenue from sales of Voyager Trackers in 2019. Additionally, accounts payable increased by $7.8 million due to increases in procurement and supply chain activity to support our revenue growth and accrued expenses and other liabilities increased by $3.4 million. These increases were partially offset by (i) a decrease of $0.3 million in accrued interest on related party debt, (ii) an increase in prepaid and other current assets of $3.2 million and (iii) an increase in other non-current assets of $0.2 million in line with our increased operating activities, and inventories of $4.5 million to support expected increases in sales in subsequent years.

Investing activities

During the year ended December 31, 2021, we received net proceeds of $22.3 million from the sale of our 23% equity investment in Dimension, a community solar developer based in Atlanta, Georgia that provides renewable energy solutions for local communities in the United States. Partially offsetting this was cash spending on capital expenditures totaling $1.0 million, primarily for new lab equipment to be used for product testing, as well as new computer and IT equipment and tooling, much of which was related to higher project activity levels during the year, along with higher headcount.

During 2020, net cash provided by investing activities was $1.9 million, of which $2.1 million was attributable to distributions received from unconsolidated subsidiary as return of investment, offset by $0.2 million used to purchase property and equipment.

During 2019, net cash used in investing activities was $0.02 million, respectively, which was attributable to the purchase of property and equipment.

Financing activities

We received $235.2 million of proceeds, net of offering costs, from our IPO in April 2021. A portion of these proceeds, totaling $54.2 million, were subsequently used to purchase an aggregate of 4,455,384 shares of our common stock. We also repaid the outstanding balance on our revolving line of credit with Western Alliance Bank during 2021, totaling $1.0 million, after which this facility was closed and a new facility was entered into with various lenders, including Barclays Bank (see “Revolving line of credit” below). We also received cash from the exercise of stock options during 2021.

During 2020, we received $28.9 million of proceeds from issuance of our common stock and repaid the outstanding balance on certain private placement promissory notes totaling $7.0 million. We also received a PPP loan pursuant to the CARES Act in the amount of $0.8 million in 2020.

During 2019, net cash provided by financing activities was $7.0 million, consisting of proceeds from stock issuances of $6.0 million and proceeds from borrowings of $1.0 million.

Revolving line of credit

On April 30, 2021, we entered into a senior secured revolving credit facility with various lenders, including Barclays Bank PLC, as an issuing lender, the swingline lender and as administrative agent (the “Credit Agreement”). The Credit Agreement has an initial three-year term and will be used for working capital and for other general corporate purposes. The Credit Agreement includes the following terms: (i) aggregate commitments of up to $100 million, with letter of credit and swingline sub-limits; (ii) a base rate of LIBOR, plus 3.25% per annum, (iii) initial commitment fees of 0.50% per annum; (iv) initial letter of credit fees of 3.25% per annum; and (v) other customary terms for a corporate revolving credit facility. We have not made any draws on the revolving credit facility as of December 31, 2021. Should LIBOR rates become unavailable during the term of the Credit Agreement, the rate per annum on loans will be based on the secured overnight financing rate (SOFR) published by the Federal Reserve Bank of New York, or a successor SOFR administrator.

The facility is secured by a first priority lien on substantially all of our assets, subject to certain exclusions, and customary guarantees. The Credit Agreement includes the following financial condition covenants that we are required to satisfy: (i) maintain a minimum liquidity limit of $125 million for each quarter; (ii) maintain a 3.75 times leverage ratio; and (iii) maintain a 1.5 times interest coverage ratio. The leverage and interest coverage ratios will be triggered when we achieve $50 million in adjusted EBITDA over a trailing twelve months, or upon our election if we have achieved positive adjusted EBITDA over a trailing twelve months. Once the leverage and interest coverage ratios are triggered the minimum liquidity limit will not have a minimum limit. Minimum liquidity includes unrestricted cash plus the undrawn balance of the revolving credit facility. The minimum liquidity covenant was the only financial condition covenant we had to satisfy as of the period ended December 31, 2021. As of December 31, 2021, we were in full compliance with our financial condition covenant.

Critical Accounting Policies and Significant Management Estimates

We prepare our consolidated financial statements in accordance with GAAP. The preparation of consolidated financial statements also requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported revenue and expenses during the period. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Actual results could differ significantly from the estimates made by our management. To the extent that there are differences between our estimates and actual results, our future financial statement presentation, financial condition, results of operations and cash flows will be affected. We believe that the accounting policies discussed below are critical to understanding our historical and future performance, as these policies relate to the more significant areas involving management’s judgments and estimates. Critical accounting policies and estimates are those that we consider the most important to the portrayal of our financial condition and results of operations because they require our most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effects of matters that are inherently uncertain.

We believe that the accounting policies described below involve a significant degree of judgment and complexity. Accordingly, we believe these are the most critical to aid in fully understanding and evaluating our consolidated financial condition and results of operations. For further information, see Note 3 to our consolidated financial statements included elsewhere in this Annual Report.

Revenue recognition

Policy description

We recognize revenue when promised goods or services are transferred to customers in an amount that reflects the consideration to which we expect to be entitled to in exchange for those goods or services by following a five-step process, (1) identify the contract with a customer, (2) identify the performance obligations in the contract, (3) determine the transaction price, (4) allocate the transaction price to the performance obligations in the contract, and (5) recognize revenue when or as the Company satisfies a performance obligation, as further described below.

Identify the contract with a customer: A contract with a customer exists when (i) the Company enters into an enforceable contract with a customer that defines each party’s rights regarding the products and services to be transferred and identifies the payment terms related to these products and services, (ii) the contract has commercial substance and, (iii) the Company determines that collection of substantially all consideration for products and services that are transferred is probable based on the customer’s intent and ability to pay the promised consideration. In assessing the recognition of revenue, we also evaluate whether two or more contracts should be combined and accounted for as one contract and if the combined or single contract should be accounted for as multiple performance obligations which could change the amount of revenue and profit (loss) recorded in a period. Change orders may include changes in specifications or design, manner of performance, equipment, materials, scope of work, and/or the period of completion of the project. We analyze change orders to determine if they should be accounted for as a modification to an existing contract or a new stand-alone contract.

Contracts we enter into with our customers for sale of Voyager Trackers are generally under two different types of arrangements: (1) purchase agreements and equipment supply contracts (“Purchase Agreements”) and (2) sale of individual parts of the Voyager Tracker.

Change orders from our customers are generally modifications to existing contracts and are included in the total estimated contract revenue when it is probable that the change order will result in additional value that can be reliably estimated and realized.

Identify the performance obligations in the contract: We enter into contracts that can include various combinations of products and services, which are either capable of being distinct and accounted for as separate performance obligations or as one performance obligation since the majority of tasks and services are part of a single project or capability. However, determining whether products or services are considered distinct performance obligations that should be accounted for separately versus together may sometimes require significant judgment.

Our Purchase Agreements typically include two performance obligations- 1) Voyager Tracker or customized components of Voyager Tracker, and 2) shipping and handling services. The deliverables included as part of the Voyager Tracker are predominantly accounted for as one performance obligation, as these deliverables are part of a combined promise to deliver a project.

The revenue for shipping and handling services will be recognized over time based on shipping terms of the arrangements, as this faithfully depicts the Company’s performance in transferring control.

Sale of individual parts of Voyager Tracker for certain specific transactions includes multiple performance obligations consisting of individual parts of the Voyager Tracker. Revenue is recognized for parts sales at a point in time when the obligations under the terms of the contract with our customer are satisfied. Generally, this occurs with the transfer of control of the asset, which is in line with shipping terms.

Determine the transaction price: The transaction price is determined based on the consideration to which we will be entitled in exchange for transferring services to the customer. Such amounts are typically stated in the customer contract, and to the extent that we identify variable consideration, we will estimate the variable consideration at the onset of the arrangement as long as it is probable that a significant reversal in the amount of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is subsequently resolved. The majority of our contracts do not contain variable consideration provisions as a continuation of the original contract. None of our contracts contain a significant financing component. Taxes collected from customers and remitted to governmental authorities are not included in revenue.

Allocate the transaction price to performance obligations in the contract: Once we have determined the transaction price, we allocate the total transaction price to each performance obligation in a manner depicting the amount of consideration to which we expect to be entitled in exchange for transferring the good(s) or service(s) to the customer. We allocate the transaction price to each performance obligation identified in the contract on a relative standalone selling price basis.

We use the expected cost-plus margin approach based on hardware, labor, and related overhead cost to estimate the standalone selling price of the Voyager Tracker, customized components of Voyager Tracker, and individual parts of Voyager Tracker for certain specific transactions. We use the adjusted market assessment approach for all other performance obligations except shipping, handling, and logistics. For shipping, handling, and logistics performance obligations, we use a residual approach to calculate the standalone selling price, because of the nature of the highly variable and broad range of prices we charge to various customers for this performance obligation in the contracts.

Recognize revenue when or as the Company satisfies a performance obligation: For each performance obligation identified, we determine at contract inception whether we satisfy the performance obligation over time or at a point in time. Voyager Tracker and customized components of Voyager Tracker performance obligations in the contract are satisfied over-time as work progresses for its custom assembled Voyager Tracker, utilizing an input measure of progress determined by cost-to-cost measures on these projects as this faithfully depicts our performance in transferring control. Additionally, our performance does not create an asset with an alternative use, due to the highly customized nature of the product, and we have an enforceable right to payment for performance completed to date. Our performance obligations for individual part sales for certain specific transactions are recognized point-in-time as and when control transfers based on the Incoterms for the contract. Our performance obligations for term-based software licenses are recognized point-in-time as and when control transfers, either upon delivery to the customer or the software license start date, whichever is later. Our performance obligation for shipping and handling services is satisfied over-time as the services are delivered over the term of the contract. We recognize subscription services sales/other services on a straight-line basis over the contract period. With regard to support revenue, a time-elapsed method is used to measure progress because we transfer control evenly over the contractual period. Accordingly, the fixed consideration related to support revenue is generally recognized on a straight-line basis over the contract term.

Contract accounting: The timing of revenue recognition, billing, and cash collection results in the recognition of accounts receivable, unbilled receivables for revenue recognized in excess of billing, and deferred revenue in the Consolidated Balance Sheets. We may receive advances or deposits from our customers before revenue is recognized, resulting in contract liabilities, which are reflected as “deferred revenue” on our Consolidated Balance Sheets.

Judgments and assumptions

The timing and amounts of revenue and cost of revenue recognition, as well as recording of related receivables and deferred revenue, is highly dependent on our identification of performance obligations in each contract and our estimates by contract of total project cost and our progress toward project completion as of each period end. Certain estimates are subject to factors outside of our control that may impact our suppliers and the global supply chain. As an example, we began to experience increases in steel prices and shipping and logistics costs, as well as delays in delivery of our products to customers during 2021, which negatively impacted our results of operations as we were not able to recover all of the additional costs under certain of our fixed fee contracts. We base our estimates on the best information available at each period end, but future events and their effects cannot be determined with certainty, and actual results could differ materially from our assumptions and estimates.

Accounts receivable, net

Policy description

Trade receivables are recorded at invoiced amounts, net of allowances for doubtful accounts if applicable, and do not bear interest. We generally do not require collateral from our customers; however, in certain circumstances, we may require letters of credit, other collateral, additional guarantees or advance payments. The allowance for doubtful accounts is based on our assessment of the collectability of our customer accounts.

We plan to adopt ASU No. 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments effective January 1, 2023. For the years ended December 31, 2021, 2020 and 2019, we have utilized the incurred loss model in estimating our allowance for doubtful accounts.

Judgments and assumptions

We regularly review our accounts receivable that remain outstanding past their applicable payment terms and establish allowances or make potential write-offs by considering certain factors such as historical experience, industry data, credit quality, age of balances and current economic conditions that may affect a customers’ ability to pay.

Adjustments to the allowance may either impact the amount of revenue previously recognized or bad debt expense depending on the facts and circumstances leading to the adjustment. Adjustments to amounts originally estimated to be collectible that are considered to be potential price concessions as a result of a dispute regarding performance or other matters affecting customer relationships will result in a reduction in revenue whereas adjustments due to changes in customer credit risk or their expected ability to pay will be recognized in bad debt expense.

Warranty

Policy description

Typically, the sale of Voyager Tracker projects includes parts warranties to customers as part of the overall price of the product. We provide standard assurance type warranties for our products for periods generally ranging from five to ten years. We record a provision for estimated warranty expenses in cost of sales, net of amounts recoverable from manufacturers under their warranty obligations to us. We do not maintain general or unspecified reserves; all warranty reserves are related to specific projects. All actual or estimated material costs incurred for warranty services in subsequent periods are charged to those established reserves.

Judgments and assumptions

We base our estimated warranty obligations on our historical experience and forward-looking factors including the nature and frequency of product failure rates and costs to address future claims. These estimates are inherently uncertain given our relatively short history of sales and changes to our historical or projected warranty experience may result in material changes to our warranty reserve in the future. Additionally, we make estimates of what costs we believe will be recoverable from the manufacturer of our products that we use to offset our obligations to our customers.

While we periodically monitor our warranty activities and claims, if actual costs incurred were to be different from our estimates, we would recognize adjustments to our warranty reserves in the period in which those differences arise or are identified. Such adjustments could be material to our results of operations in the period the adjustments are made.

Stock-based compensation

Policy description

We recognize compensation expense for all share-based payment awards made, including stock options and restricted stock, based on the estimated fair value of the award on the grant date, in the accompanying consolidated statement of operations and comprehensive loss. We calculate the fair value of stock options using the Black-Scholes Option-Pricing model while the fair value of restricted stock grants is based on the estimated fair value of the Company’s common stock on the date of grant. Forfeitures are accounted for as they occur. For service-based awards, stock-based compensation is recognized using the straight-line attribution approach over the requisite service period. For performance-based awards, stock-based compensation is recognized based on graded vesting over the requisite service period when the performance condition is probable of being achieved.

Judgments and assumptions

The Black-Scholes model relies on various assumptions, in addition to the exercise price of the option and the value of our common stock on the date of grant. These assumptions include:

Expected Term: The expected term represents the period that the Company’s stock-based awards are expected to be outstanding and is calculated as the average of the option vesting and contractual terms, based on the simplified method. The simplified method deems the term to be the average of the time-to-vesting and the contractual life of the options.

Expected Volatility: Since the Company did not have a trading history of its common stock prior to our IPO and since such trading history subsequent to our IPO is limited, the expected volatility is derived from the average historical stock volatilities of several public companies within the Company’s industry that it considers to be comparable to its business over a period equivalent to the expected term of the stock option grants.

Risk-Free-Interest-Rate: The Company bases the risk-free interest rate on the implied yield available on US Treasury zero-coupon issues with a remaining term equivalent to the expected term.

Expected Dividend: The Company has not issued any dividends in its history and does not expect to issue dividends over the life of the options and, therefore, has estimated the dividend yield to be zero.

Changes to any of these assumptions, but particularly our estimates of expected term and volatility, could change the fair value of our options and impact the amount of stock-based compensation expense we report each period.

Common stock valuations

Prior to the completion of our IPO in April 2021, our board of directors determined the best estimate of fair value of our common stock utilizing guidance in the American Institute of Certified Public Accountants Accounting and Valuation Guide, Valuation of Privately Held Company Equity Securities Issued as Compensation. These valuations were used to determine expense to be recognized under certain pre-IPO stock-based compensation awards. Our board considered numerous objective factors in exercising reasonable judgment to determine fair value prior to our IPO including at that time:

•	contemporaneous third-party valuations of our common stock;

•	the prices at which we or other holders sold our common stock to outside investors in arms-length transactions;

•	our financial condition, results of operations and capital resources;

•	contemporaneous third-party valuations of our common stock;

•	the prices at which we or other holders sold our common stock to outside investors in arms-length transactions;

•	the industry outlook;

•	the fact that option and restricted stock awards involved rights in illiquid securities in a private company;

•	the valuation of comparable companies;

•	the lack of marketability of our common stock;

•	the likelihood of achieving a liquidity event, such as an initial public offering or a sale of our company given prevailing market conditions;

•	the history and nature of our business, industry trends and competitive environment; and

•	general economic outlook including economic growth, inflation, unemployment, interest rate environment and global economic trends.

Our board of directors determined the fair value of our common stock by first determining the enterprise value of our business, and then using that to derive a per share value of our common stock.

The enterprise value of our business was estimated by considering several factors, including estimates using the cost approach, market approach and the income approach. The cost approach estimates the fair market value of an organization by utilizing the balance sheet to take the total fair market value of assets minus the fair market value of liabilities. The market approach was estimated based on the projected value of comparable public companies in a similar line of business that are publicly traded. We kept the comparable public companies consistent throughout each valuation. The income approach estimates the enterprise value of the business based on the cash flows that it expects to generate over its remaining life. These future cash flows were discounted to their present values using a rate of return appropriate for the risk of achieving the business’ projected cash flows. The present value of the estimated cash flows was then added to the present value equivalent of the residual value of the business at the end of the projected period to calculate the business enterprise value. In addition to the three approaches described above, we factored in the closest round of equity financing preceding the date of valuation.

After determining our enterprise value, we allocated value to our equity to determine the value of common stock. In allocating the enterprise value of our business to our common stock prior to January 2019, we used the option pricing method (“OPM”), whereas after January 2019, we used a combination of OPM and probability weighted expected return method (“PWERM”). PWERM involves a forward-looking analysis of the possible future outcomes of the enterprise. This method is particularly useful when discrete future outcomes can be predicted at a relatively high level of confidence with a probability distribution. Discrete future outcomes considered under PWERM included an initial public offering of our common stock, as well as non-IPO market-based outcomes. Determining the fair value of the enterprise using PWERM requires us to develop assumptions and estimates for both the probability of an IPO liquidity event and stay private outcomes, as well as the values we expect those outcomes could yield.

A discount for lack of marketability (“DLOM”) was applied to arrive at a fair value of our common stock. A DLOM is meant to account for the lack of marketability of a stock that is not traded on public exchanges. In making the final determination of common stock value, consideration was also given to recent sales of common stock.

Application of these approaches involved the use of estimates, judgments and assumptions that were highly complex and subjective, such as those regarding our expected future revenue, expenses and future cash flows, discount rates, market multiples, the selection of comparable companies and the probability of possible future events.

Subsequent to completion of our IPO, the fair value of each share of our common stock is based on the closing price of our common stock as reported on the Nasdaq Global Market.

JOBS Act accounting election

We are an emerging growth company, as defined in the JOBS Act. Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We elected to use the allowed extended transition period for adopting new or revised accounting standards.

Item 8.	Financial Statements and Supplementary Data.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of FTC Solar, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of FTC Solar, Inc. and its subsidiaries (the “Company”) as of December 31, 2021 and 2020, and the related consolidated statements of operations and comprehensive loss, of changes in stockholders’ equity (deficit) and of cash flows for each of the three years in the period ended December 31, 2021, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2021 in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the consolidated financial statements, the Company has incurred recurring losses from operations, has been negatively impacted by the U.S. Department of Commerce investigation of the U.S. antidumping and countervailing duties circumvention claims, expects continued operating losses and has the need to improve profitability and cash flow to finance future operations, that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 3. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Austin, Texas

March 21, 2022, except with respect to the matters that raise substantial doubt about the Company’s ability to continue as a going concern discussed in Note 3, as to which the date is June 13, 2022

We have served as the Company’s auditor since 2020.

FTC Solar, Inc.

Consolidated Balance Sheets

(in thousands, except shares and per share data)	December 31, 2021	December 31, 2020
ASSETS
Current assets
Cash and cash equivalents	$102,185	$32,359
Restricted cash	—	1,014
Accounts receivable, net	107,548	23,734
Inventories	8,860	1,686
Prepaid and other current assets	17,186	6,924

Total current assets	235,779	65,717
Operating lease right-of-use assets	1,733	571
Property and equipment, net	1,582	311
Investments in unconsolidated subsidiary	—	1,857
Other assets	3,926	2,937

Total assets	$243,020	$71,393

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$39,264	$17,127
Short-term debt	—	1,000
Accrued expenses	47,860	13,555
Accrued interest – related party	—	207
Income taxes payable	47	79
Deferred revenue	1,421	22,980
Other current liabilities	4,656	4,861

Total current liabilities	93,248	59,809
Long-term debt	—	784
Operating lease liability, net of current portion	1,340	355
Other non-current liabilities	5,566	2,994

Total liabilities	100,154	63,942

Commitments and contingencies (Note 12)
Stockholders’ equity
Preferred stock par value of $0.0001 per share, 10,000,000 shares authorized; none issued as of December 31, 2021 and December 31, 2020	—	—
Common stock par value of $0.0001 per share, 850,000,000 shares authorized; 92,619,641 and 66,155,340 shares issued and outstanding as of December 31, 2021 and December 30, 2020	9	1
Treasury stock, at cost; 10,762,566 and 9,896,666 shares as of December 31, 2021 and December 31, 2020	—	—
Additional paid-in capital	292,082	50,096
Accumulated other comprehensive income (loss)	7	(3)
Accumulated deficit	(149,232)	(42,643)

Total stockholders’ equity	142,866	7,451

Total liabilities and stockholders’ equity	$243,020	$71,393

The accompanying notes are an integral part of these consolidated financial statements.

FTC Solar, Inc.

Consolidated Statements of Operations and Comprehensive Loss

	Year ended December 31,
(in thousands, except shares and per share data)	2021	2020	2019
Revenue:
Product	$227,397	$158,925	$43,085
Service	43,128	28,427	10,039

Total revenue	270,525	187,352	53,124
Cost of revenue:
Product	239,149	155,967	44,212
Service	63,921	27,746	10,863

Total cost of revenue	303,070	183,713	55,075

Gross profit (loss)	(32,545)	3,639	(1,951)
Operating expenses
Research and development	11,540	5,222	3,960
Selling and marketing	6,823	3,545	1,897
General and administrative	75,896	11,798	4,563

Total operating expenses	94,259	20,565	10,420

Loss from operations	(126,804)	(16,926)	(12,371)
Interest expense, net	(814)	(364)	(454)
Gain from disposal of investment in unconsolidated subsidiary	20,829	—	—
Gain (loss) on extinguishment of debt	790	(116)	—
Other expense	(67)	—	—
Income (loss) from unconsolidated subsidiary	(354)	1,399	(709)

Loss before income taxes	(106,420)	(16,007)	(13,534)
(Provision) benefit for income taxes	(169)	83	39

Net loss	(106,589)	(15,924)	(13,495)
Other comprehensive income (loss):
Foreign currency translation adjustments	10	(3)	—

Comprehensive loss	$(106,579)	$(15,927)	$(13,495)

Net loss per share:
Basic	$(1.24)	$(0.23)	$(0.22)
Diluted	$(1.24)	$(0.23)	$(0.22)
Weighted-average common shares outstanding:
Basic	86,043,051	68,810,533	62,043,383
Diluted	86,043,051	68,810,533	62,043,383

The accompanying notes are an integral part of these consolidated financial statements.

FTC Solar, Inc.

Consolidated Statements of Changes in Stockholders’ Equity (Deficit)

	Preferred stock		Common stock		Treasury stock
(in thousands, except shares)	Shares	Amount	Shares	Amount	Shares	Amount	Additional paid-In capital	Accumulated other comprehensive income (loss)	Accumulated deficit	Total stockholders’ equity (deficit)
Balance as of December 31, 2018	—	$—	56,146,407	$1	—	$—	$11,367	$—	$(13,224)	$(1,856)
Restricted stock awards vested during the period	—	—	3,822,019	—	—	—	—	—	—	—
Issuance of common stock	—	—	3,665,555	—	—	—	6,000	—	—	6,000
Stock-based compensation	—	—	—	—	—	—	906	—	—	906
Net loss									(13,495)	(13,495)
Other comprehensive income	—	—	—	—	—	—	—	—	—	—

Balance as of December 31, 2019	—	—	63,633,981	1	—	—	18,273	—	(26,719)	(8,445)
Restricted stock awards vested during the period	—	—	3,255,049	—	—	—	—	—	—	—
Repurchase of common stock, held in treasury	—	—	(9,896,666)	—	9,896,666	—	—	—	—	—
Issuance of common stock	—	—	9,162,976	—	—	—	30,000	—	—	30,000
Stock-based compensation	—	—	—	—	—	—	1,823	—	—	1,823
Net loss	—	—	—	—	—	—	—	—	(15,924)	(15,924)
Other comprehensive loss	—	—	—	—	—	—	—	(3)	—	(3)

Balance as of December 31, 2020	—	—	66,155,340	1	9,896,666	—	50,096	(3)	(42,643)	7,451
Restricted stock awards vested during the period	—	—	9,107,121	—	—	—	—	—	—	—
Repurchase of treasury stock	—	—	(865,900)	—	865,900	—	—	—	—	—
Issuance of common stock upon exercise of stock options	—	—	2,838,464	1	—	—	316	—	—	317
Repurchase and retirement of common stock held by related parties	—	—	(4,455,384)	(1)	—	—	(54,154)	—	—	(54,155)
Issuance of common stock in connection with IPO	—	—	19,840,000	2	—	—	241,153	—	—	241,155
Impact of stock split	—	—	—	6	—	—	(6)	—	—	—
Deferred offering costs	—	—	—	—	—	—	(7,088)	—	—	(7,088)
Stock-based compensation	—	—	—	—	—	—	61,765	—	—	61,765
Net loss	—	—	—	—	—	—	—	—	(106,589)	(106,589)
Other comprehensive income	—	—	—	—	—	—	—	10	—	10

Balance as of December 31, 2021	—	$—	92,619,641	$9	10,762,566	$—	$292,082	$7	$(149,232)	$142,866

The accompanying notes are an integral part of these consolidated financial statements.

FTC Solar, Inc.

Consolidated Statements of Cash Flows

	Year ended December 31,
(in thousands)	2021	2020	2019
Cash flows from operating activities
Net loss	$(106,589)	$(15,924)	$(13,495)
Adjustments to reconcile net loss to cash used in operating activities:
Stock-based compensation	61,765	1,818	906
Depreciation and amortization	232	47	412
Amortization of debt issue costs	461	—	—
Reserve for obsolete and slow-moving inventory	90	—	—
(Gain) loss from unconsolidated subsidiary	354	(1,399)	709
Gain from disposal of investment in unconsolidated subsidiary	(20,829)	—	—
(Gain) loss on extinguishment of debt	(790)	116	—
Warranty provision	8,588	7,866	2,057
Warranty recoverable from manufacturer	(928)	(1,021)	(284)
Bad debt expense (credit)	(91)	24	444
Deferred income taxes	—	(3)	(3)
Lease expense and other non-cash items	458	50	89
Impact on cash from changes in operating assets and liabilities:
Accounts receivable, net	(83,723)	(9,710)	(13,838)
Inventories	(7,264)	2,819	(4,505)
Prepaid and other current assets	(10,237)	(2,847)	(3,154)
Other assets	(2,137)	(1,672)	(156)
Accounts payable	21,659	10,076	7,781
Accruals and other current liabilities	34,095	7,162	3,389
Accrued interest – related party debt	—	(78)	(289)
Deferred revenue	(21,559)	3,107	19,683
Other non-current liabilities	(6,016)	496	1
Lease payments and other, net	(393)	(298)	(1)

Net cash provided by (used in) operating activities	(132,854)	629	(254)

Cash flows from investing activities:
Purchases of property and equipment	(1,025)	(256)	(18)
Proceeds from disposal of investment in and distributions received from unconsolidated subsidiary	22,332	2,124	—

Net cash provided by (used in) investing activities	21,307	1,868	(18)

Cash flows from financing activities:
Proceeds from borrowings	—	784	1,000
Repayments of borrowings (related party borrowings in 2020)	(1,000)	(7,000)	—
Repurchase and retirement of common stock held by related parties	(54,155)	—	—
Offering costs paid	(5,948)	(1,140)	—
Proceeds from stock issuance	241,155	30,000	6,000
Proceeds from stock option exercises	317	—	—

Net cash provided by financing activities	180,369	22,644	7,000

Effect of exchange rate changes on cash and restricted cash	(10)	(3)	—

Net increase in cash and restricted cash	68,812	25,138	6,728

Cash and restricted cash at beginning of period	33,373	8,235	1,507

Cash and restricted cash at end of period	$102,185	$33,373	$8,235

Supplemental disclosures of cash flow information:
Purchases of property and equipment included in accounts payable and accruals	$478	$—	$—
Offering costs included in period end accruals	$—	$449	$—
Commencement of new operating leases	$1,540	$688	$78
Cash paid during the period for third party interest	$254	$—	$8
Cash paid during the period for related party interest	$207	$350	$700
Cash paid during the period for taxes	$76	$—	$—

Reconciliation of cash and restricted cash at period end	December 31, 2021	December 31, 2020	December 31, 2019
Cash	$102,185	$32,359	$7,221
Restricted cash	—	1,014	1,014

Total cash and restricted cash	$102,185	$33,373	$8,235

The accompanying notes are an integral part of these consolidated financial statements.

FTC Solar, Inc.

Notes to Consolidated Financial Statements

December 31, 2021

Note 1. Description of business

FTC Solar, Inc. (the “Company”, “we”, “our”, or “us”) was founded in 2017 and is incorporated in the state of Delaware. We are a global provider of advanced solar tracker systems, supported by proprietary software and value-added engineering services. Our mission is to provide differentiated products, software, and services that maximize energy generation and cost savings for our customers, and to help facilitate the continued growth and adoption of solar power globally. Trackers significantly increase the amount of solar energy produced at a solar installation by moving solar panels throughout the day to maintain an optimal orientation relative to the sun. Our tracker systems are currently marketed under the Voyager brand name (“Voyager Tracker” or “Voyager”). Voyager is a next-generation two-panel in-portrait single-axis tracker solution that we believe offers industry-leading performance and ease of installation. We have a team of dedicated renewable energy professionals with significant project installation experience focused on delivering cost reductions to our US and worldwide clients across the solar project development and construction cycle. Our solar solutions span a range of applications, including ground mount, tracker, canopy, and rooftop. The Company is headquartered in Austin, Texas, and has international subsidiaries in Australia, India, Singapore, and South Africa.

On January 13, 2017, the Company entered into an asset purchase agreement with SunEdison Utility Holdings, Inc. (“Seller”) to purchase all assets of the Seller, in addition to assuming any liabilities, for a total transaction price of $6 million. Seller discontinued its operations and filed for bankruptcy prior to the acquisition date. The assets purchased as part of this acquisition included intangible assets in the form of developed technology (AP90 tracker), software, and inventory. In connection with the acquisition, the Company was formed by the management team behind the AP90 tracker, a first-generation tracker based on a one-panel in-portrait, linked-row design. The management team utilized their design and construction experience, and their experience with installing and operating other competitive tracking solutions, to create the next-generation Voyager Tracker, which achieved product certification in 2019.

In April 2021, we completed an initial public offering (IPO) of 19,840,000 shares of our common stock receiving proceeds of $241.2 million, net of underwriting discounts and commissions, but before offering costs, and began trading on the Nasdaq Global Market under the symbol “FTCI”. Prior to the completion of the IPO, the board of directors and stockholders approved an approximately 8.25-for-1 forward stock split (the “Forward Stock Split”) of the Company’s shares of common stock which became effective on April 28, 2021. Proceeds from the IPO were used for general corporate purposes, with $54.2 million used to purchase an aggregate of 4,455,384 shares of our common stock, including shares resulting from the settlement of certain vested restricted stock units (“RSUs”) and exercise of certain options in connection with the IPO at the IPO price, less underwriting discounts and commissions.

We are an emerging growth company, as defined in the Jumpstart Our Business Startups (JOBS) Act. Under the JOBS Act, we elected to use the allowed extended transition period to delay adopting new or revised accounting standards until such time as those standards apply to private companies.

Note 2. Revision of previously issued financial statements

Background of the revision

In connection with the preparation of the Company’s financial statements as of and for the year ended December 31, 2021, we identified an error in the classification of offering costs in the statement of cash flows for the year ended December 31, 2020. Specifically, we incorrectly classified offering costs paid as an operating cash outflow instead of a financing cash outflow. Although we have concluded that this error is immaterial to the previously issued financial statements, we are correcting these errors by revising the previously issued financial statements as of December 31, 2020 and for the year then ended.

Effect of the revision

The following table summarizes the effect of the revision on the affected financial statement line items within the previously reported financial statements as of that date, and for the periods indicated. The errors impacted line items in the indirect method of reporting of operating cash flow and financing cash flow presentation as shown below:

(in thousands)	Year ended December 31, 2020 (As Previously Reported)	Adjustments	Year ended December 31, 2020 (As Revised)
Cash flows from operating activities
Impact on cash from changes in operating assets and liabilities
Accounts payable	$8,936	$1,140	$10,076
Net cash provided by (used in) operating activities	$(511)	$1,140	$629
Cash flows from financing activities
Offering costs paid	$—	$(1,140)	$(1,140)
Net cash provided by financing activities	$23,784	$(1,140)	$22,644
Supplemental disclosure of cash flow information
Offering costs included in period end accruals	$—	$449	$449

Note 3. Summary of significant accounting policies

Basis of presentation and principles of consolidation

These consolidated financial statements include the results of the Company and its wholly owned subsidiaries and have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Intercompany balances and transactions have been eliminated in consolidation.

On April 28, 2021, we effected an approximately 8.25-for-1 forward split of our issued and outstanding shares of common stock, par value $0.0001 per share. As a result of the forward stock split, one (1) share of common stock issued and outstanding was automatically increased to approximately 8.25 shares of issued and outstanding common stock, without any change in the par value per share. All information related to common stock, stock options, restricted stock awards and earnings per share have been retroactively adjusted to give effect to the forward stock split for all periods presented, unless otherwise indicated.

We currently operate in one business segment, the manufacturing and servicing of Voyager Tracker.

Liquidity

We have incurred cumulative losses since inception and have a history of cash outflows from operations. At December 31, 2021, we had $102.2 million of cash on hand and $100.0 million of unused borrowing capacity under our existing revolving credit facility described in Note 9 below. At December 31, 2021, the revolving credit facility included a financial condition covenant stating we are required to maintain a minimum liquidity limit of $125.0 million as of each quarter end. After considering this financial condition covenant, we have $77.2 million of available liquidity as of December 31, 2021. We have no material long-term obligations requiring the use of cash and have positive working capital as of December 31, 2021 .

On March 25, 2022, the U.S. Department of Commerce, in response to a petition by Auxin Solar, Inc., initiated an investigation of claims related to alleged circumvention of U.S. antidumping and countervailing duties (“AD/CVD”) by solar manufacturers in certain Southeast Asian countries in an effort to determine whether or not solar cells and/or modules made in those Southeast Asian nations use parts originating from China in order to circumvent the AD/CVD tariffs. This decision has resulted in some developers deferring projects later in the year due to the uncertainty of panel supply and costs, which is expected to negatively impact our anticipated revenues and our cash flows. On June 6, 2022, it was announced that, pursuant to the U.S. Defense Production Act, President Biden agreed to allow U.S. solar deployers the ability to import solar modules and cells from Cambodia, Malaysia, Thailand and Vietnam free of certain duties for 24 months, along with other actions taken to accelerate domestic production of clean energy technologies.

Our costs are affected by certain component costs including steel, motors and micro-chips, as well as transportations costs. Current market conditions that constrain supply of materials and disrupt the flow of materials from international vendors impact the cost of our products and services. These cost increases impact our operating margins. We are taking steps to expand and diversify our manufacturing partnerships and have employed alternative modes of transportation to mitigate the impact of the current headwinds in the global supply chain and logistics markets. Additionally, in February 2022, we contracted with a related-party consulting firm to support us with improvements to our processes and performance in various areas including design, sourcing, logistics, pricing, software and standard configuration.

In accordance with ASC 205-40, Going Concern, we have evaluated whether there are conditions and events, considered in the aggregate, which raise substantial doubt about our ability to continue as a going concern within one year after the date the consolidated financial statements are issued. Based on our recurring losses from operations, impact of the U.S. Department of Commerce investigation of AD/CVD circumvention claims, the expectation of continued operating losses during 2022, and the need to improve profitability and cash flow to finance our future operations, we determined that there is substantial doubt about our ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty and assumes we will continue as a going concern through the realization of assets and satisfaction of liabilities and commitments in the ordinary course of business.

As we continue to address these current market challenges, management has also undertaken the following actions:

•

On June 2, 2022, we entered into Amendment No. 2 (the “Amendment”) to our existing senior secured revolving credit facility described below in Note 9, which, among other things, amends certain terms of the revolving credit facility, including without limitation, to (i) amend the minimum liquidity financial covenant to adjust the minimum liquidity level described above from $125.0 million to $50.0 million until March 31, 2023 and (ii) set forth additional financial condition covenants and reporting requirements that apply if we do not maintain specified minimum liquidity from the effectiveness of the Amendment until the earlier of (x) March 31, 2023 and (y) the occurrence of certain specified conditions. The new financial condition covenants include the following: (i) if loans are outstanding, (x) the Company shall not have more than $25.0 million in unrestricted cash and cash equivalents for longer than three business days and (y) the ratio of the amount of (A) 75% of specified third party accounts receivables to (B) outstanding loans shall not be less than 1.10:1.00 at the end of each month and (ii) the Company shall limit the amount of cash it pays to third parties (net of all cash received by the Company (subject to certain exclusions)) to not more than $50.0 million, with the financial covenants described in the foregoing clauses (i)(y) and (ii) only being applicable if the Company fails to maintain specified minimum liquidity, with the Company maintaining such specified minimum liquidity as of the most recent measurement date of March 31, 2022. Additionally, prior to March 31, 2023, the Company and its restricted subsidiaries under the revolving credit facility are not permitted to (i) incur additional indebtedness for borrowed money, other than through the revolving credit facility or specified permitted unsecured debt, or (ii) pay dividends, subject to specified exceptions. The Amendment also sets forth certain informational rights of the lenders;

•	we have initiated a program, as described above, with third party assistance, to improve our operating performance and increase our gross margins;

•	we are freezing non-essential hiring, reducing our travel expenses, decreasing the future use of consultants and deferring non-critical initiatives;

•	we are negotiating improved payment terms with both our customers and vendors;

•

we have initiated frequent, consistent communication with our customers, which has allowed us to resolve issues preventing timely collection of certain outstanding receivables subsequent to December 31, 2021; and

•	we are exploring options to obtain additional sources of capital.

Should we not be successful in executing the above initiatives, or in reducing our historical levels of use of cash to fund our operations, or should market conditions deteriorate significantly from what we currently expect, or regulatory and international trade policies become more stringent as a result of findings from the Department of Commerce’s AD/CVD investigation, or other factors, we may need to issue additional debt or obtain new equity financing to fund our operations. We may be unable to obtain any desired additional financing on terms favorable to us, or at all, depending on market and other conditions. The ability to raise additional financing depends on numerous factors that are outside of our control, including general economic and market conditions, the health of financial institutions, investors’ and lenders’ assessments of our prospects and the prospects of the solar industry in general.

Use of estimates

Preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported revenue and expenses during the period. Estimates are used for calculating the measure of progress of Voyager tracker projects and deriving the standalone selling prices of the individual performance obligations when determining amounts to recognize for revenue, estimating allowances for doubtful accounts and slow-moving and obsolete inventory, determining useful lives of noncurrent assets and the estimated fair value of those assets for impairment assessments, and estimating the fair value of investments, stock compensation awards, warranty liabilities and federal and state taxes and contingencies. We base our estimates on historical experience and anticipated results, trends, and various other assumptions that we believe are reasonable under the circumstances, including assumptions as to future events. Actual results could differ from those estimates.

Cash and cash equivalents

We consider all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. We regularly maintain cash balances that exceed federally insured amounts, but we have experienced no losses associated with these amounts to date.

Restricted cash

Cash balances that are legally, contractually or otherwise restricted as to withdrawal or usage are considered restricted cash. At December 31, 2020, our restricted cash represented cash collateral posted with providers of letters of credit.

Accounts receivable, net

Trade receivables are recorded at invoiced amounts, net of allowances for doubtful accounts if applicable, and do not bear interest. We generally do not require collateral from our customers; however, in certain circumstances, we may require letters of credit, other collateral, additional guarantees or advance payments. The allowance for doubtful accounts is based on our assessment of the collectability of our customer accounts. We regularly review our accounts receivable that remain outstanding past their applicable payment terms and establish allowances or make potential write-offs by considering certain factors such as historical experience, industry data, credit quality, age of balances and current economic conditions that may affect a customers’ ability to pay.

Receivables arising from revenue recognized in excess of billings represents our unconditional right to consideration before customers are invoiced due to the level of progress obtained as of period end on our contracts to install Voyager tracker systems and related equipment. Further information may be found below in our revenue recognition policy.

Inventories, net

Inventories are stated at the lower of cost or net realizable value, with costs computed on a first-in, first-out basis. The Company periodically reviews its inventories for excess and obsolete items and adjusts carrying costs to estimated net realizable values when they are determined to be less than cost.

Leases

We adopted Accounting Standards Update (“ASU”) No. 2016-02, Leases (Topic 842), as amended (“ASC 842”), effective January 1, 2019. Under ASC 842, we make a determination whether a contract is a lease or contains a lease at the inception of the contract and will reassess that conclusion if the contract is modified. All leases are assessed for classification as an operating lease or a finance lease. Operating lease right-of-use (“ROU”) assets are reflected on the Company’s Consolidated Balance Sheets. Operating lease liabilities are separated into a current portion, which is included in other current liabilities, and a noncurrent portion which is reflected separately on the Company’s Consolidated Balance Sheets. The Company does not have any finance lease ROU assets or liabilities.

ROU assets represent our right to use an underlying asset for the lease term and lease liabilities represent our obligation to make lease payments arising from the lease. The Company does not obtain and control its right to use the identified asset until the lease commencement date.

Our lease liabilities are recognized at the applicable lease commencement date based on the present value of the lease payments required to be paid over the lease term. Because the rate implicit in the lease is not readily determinable, we generally use our incremental borrowing rate to discount the lease payments to present value. The estimated incremental borrowing rate is derived from information available at the lease commencement date. We factor in publicly available data for instruments with similar characteristics when calculating our incremental borrowing rates. The Company’s ROU assets are also recognized at the applicable lease commencement date. The ROU asset equals the carrying amount of the related lease liability, adjusted for any lease payments made prior to lease commencement and lease incentives provided by the lessor. Variable lease payments are expensed as incurred and do not factor into the measurement of the applicable ROU asset or lease liability.

The term of our leases equals the non-cancellable period of the lease, including any rent-free periods provided by the lessor, and also include options to renew or extend the lease (including by not terminating the lease) that we are reasonably certain to exercise. We establish the term of each lease at lease commencement and reassess that term in subsequent periods when one of the triggering events outlined in ASC 842 occurs. Our operating lease cost for the lease payments is recognized on a straight-line basis over the lease term.

Our lease contracts often include lease and non-lease components. For facility leases, we elected the practical expedient offered by the standard to not separate lease from non-lease components and, therefore, account for them as a single lease component. For our other contracts that include leases, the Company accounts for the lease and non-lease components separately.

We have elected, for all classes of underlying assets, not to recognize ROU assets and lease liabilities for leases with a term of twelve months or less. Lease cost for short-term leases is recognized on a straight-line basis over the lease term.

Property and equipment, net

Cost

Property and equipment are stated at cost, net of accumulated depreciation. When assets are retired or otherwise disposed of, the cost and accumulated depreciation and amortization are removed from the accounts and any resulting gain or loss is recorded in the Consolidated Statements of Operations and Comprehensive Loss. Maintenance and repair costs that do not extend the useful life or improve an asset, are expensed as incurred.

Third-party and internal personnel costs during the application development stage of software developed or obtained for internal use are capitalized. Costs incurred during the preliminary planning stage and post-implementation of new software systems projects, including data conversion and training costs, are expensed as incurred.

Depreciation

We depreciate our property and equipment using the straight-line method over their estimated useful lives, which generally are as follows:

Category	Depreciation period (in years)
Leasehold improvements	3
Field equipment	5
Information technology equipment	3
Tooling	3
Capitalized software	3

Impairment

We review our long-lived assets that are held for use for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable or that its useful life may be shorter than previously expected. If such impairment indicators are present or other factors exist that indicate the carrying amount of the asset may not be recoverable, the Company determines whether an impairment has occurred through the use of an undiscounted cash flow analysis of the asset at the lowest level for which identifiable cash flows exist. If an impairment has occurred, the Company recognizes a loss for the difference between the carrying amount and the fair value of the asset, which in most cases is estimated based upon Level 3 unobservable inputs. If the asset is determined to have a remaining useful life shorter than previously expected, an adjustment for the shorter remaining life will be made for purposes of recognizing future depreciation expense. Assets are classified as held for sale when the Company has a plan, approved by the appropriate levels of management, for disposal of such assets and those assets are stated at the lower of carrying value or estimated fair value less estimated costs to sell.

Intangible assets, net

Intangible assets consist of developed technology in the form of software tools, licenses, and intellectual property, which are amortized over the period of their estimated useful lives, generally 3 years, using the straight-line method. At December 31, 2021, and 2020, our intangible assets were fully amortized. We evaluate intangible assets for impairment using the method described above under “Impairment”.

Equity method investments

We use the equity method of accounting for investment in which we have the ability to exercise significant influence, but not control, over operating and financial policies of the investee. Our proportionate share of the net income or loss of these investees is included in our Consolidated Statements of Operations and Comprehensive Loss. Judgment regarding the level of influence over each equity method investment includes considering key factors such as our ownership interest, legal form of the investee, representation on the board of directors, participation in policy-making decisions and material intra-entity transactions.

We evaluate equity method investments for impairment whenever events or changes in circumstances indicate that the carrying amount of the investment might not be recoverable. Factors considered by the Company when reviewing an equity method investment for impairment include the length of time and the extent to which the fair value of the equity method investment has been less than its cost, the investee’s financial condition and near-term prospects and the intent and ability to hold the investment for a period of time sufficient to allow for anticipated recovery. An impairment that is other-than temporary is recognized in the period identified.

We account for distributions received from equity method investees under the “nature of the distribution” approach. Under this approach, distributions received from equity method investees are classified on the basis of the nature of the activity or activities of the investee that generated the distribution as either a return on investment (classified as cash inflows from operating activities) or a return of investment (classified as cash inflows from investing activities).

Deferred costs

Debt issue costs

Legal, consulting, banking, accounting and other fees that are incremental and directly related to establishment of our revolving line of credit agreement have been capitalized and included as a component of other assets. These costs are being amortized to interest expense over the term of the revolving line of credit agreement on a straight-line basis. Debt discount and issue costs paid to lenders and third parties relating to outstanding debt, if any, are deferred and included as a reduction in the carrying amount of the debt. These deferred costs will be amortized as additional interest expense over the life of the debt using the interest method or on a straight-line basis, if not materially different.

Offering costs

Legal, consulting, banking, accounting and other fees that are incremental and directly related to anticipated equity offerings are capitalized as incurred and offset against proceeds received upon consummation of the offering as a component of additional paid-in capital. In the event an anticipated offering is terminated, such costs will be expensed.

Warranty

Typically, the sale of Voyager Tracker projects includes parts warranties to customers as part of the overall price of the product. We provide standard assurance type warranties for our products for periods generally ranging from five to ten years. We record a provision for estimated warranty expenses in cost of sales, net of amounts recoverable from manufacturers under their warranty obligations to us. We do not maintain general or unspecified reserves; all warranty reserves are related to specific projects. All actual or estimated material costs incurred for warranty services in subsequent periods are charged to those established reserves.

While we periodically monitor our warranty activities and claims, if actual costs incurred were to be different from our estimates, we would recognize adjustments to our warranty reserves in the period in which those differences arise or are identified.

Stock-based compensation

We recognize compensation expense for all share-based payment awards made, including stock options and restricted stock, based on the estimated fair value of the award on the grant date, in the accompanying consolidated statement of operations and comprehensive loss. We calculate the fair value of stock options using the Black-Scholes Option-Pricing model, while the fair value of restricted stock grants is based on the estimated fair value of the Company’s common stock on the date of grant. Since completion of our IPO, we consider the closing price of our stock, as reported on the Nasdaq Global Market, to be the fair value of our stock on the grant date.

The Black-Scholes model relies on various assumptions, in addition to the exercise price of the option and the value of our common stock on the date of grant. These assumptions include:

Expected Term: The expected term represents the period that the Company’s stock-based awards are expected to be outstanding and is calculated as the average of the option vesting and contractual terms, based on the simplified method. The simplified method deems the term to be the average of the time-to-vesting and the contractual life of the options.

Expected Volatility: Since the Company did not have a trading history of its common stock prior to our IPO and since such trading history subsequent to our IPO is limited, the expected volatility is derived from the average historical stock volatilities of several public companies within the Company’s industry that it considers to be comparable to its business over a period equivalent to the expected term of the stock option grants.

Risk-Free-Interest-Rate: The Company bases the risk-free interest rate on the implied yield available on US Treasury zero-coupon issues with a remaining term equivalent to the expected term.

Expected Dividend: The Company has not issued any dividends in its history and does not expect to issue dividends over the life of the options and, therefore, has estimated the dividend yield to be zero.

Forfeitures are accounted for as they occur. For service-based awards, stock-based compensation is recognized using the straight-line attribution approach over the requisite service period. For performance-based awards, stock-based compensation is recognized based on graded vesting over the requisite service period when the performance condition is probable of being achieved.

Income taxes

Pursuant to ASC 740, Accounting for Income Taxes, we use the asset and liability method for accounting for income taxes. Under this method, we recognize deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the respective carrying amounts and tax basis of our assets and liabilities. Deferred tax balances are adjusted to reflect tax rates based on currently enacted tax laws, which will be in effect in the years in which the temporary differences are expected to reverse. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period of the enactment date.

We establish valuation allowances when necessary to reduce deferred tax assets to the amounts expected to be realized. On a quarterly basis, we evaluate the need for, and the adequacy of, valuation allowances based on the expected realization of our deferred tax assets. The factors used to assess the likelihood of realization include our latest forecast of future taxable income, available tax planning strategies that could be implemented, reversal of taxable temporary differences and carryback potential to realize the net deferred tax assets.

We account for uncertain tax positions in accordance with authoritative guidance which prescribes a minimum recognition threshold a tax position is required to meet before being recognized in the financial statements. Our evaluations of tax positions consider various factors including, but not limited to, changes in tax law, the measurement of tax positions taken or expected to be taken in tax returns, the effective settlement of matters subject to audit, information obtained during in-process audit activities and changes in facts or circumstances related to a tax position. We accrue interest and penalties related to unrecognized tax benefits as a component of income tax expense.

Functional currency

The reporting currency of the Company is the U.S. dollar. We determine the functional currency of each subsidiary in accordance with ASC 830, Foreign Currency Matters, based on the currency of the primary economic environment in which each subsidiary operates. We translate the assets and liabilities of our non-U.S. dollar functional currency subsidiaries into U.S. dollars using exchange rates in effect at the end of each period. Revenues and expenses for these subsidiaries are translated using rates that approximate those in effect during the period. Gains and losses from these translations are recognized as a cumulative translation adjustment in “Accumulated other comprehensive loss” in stockholders’ equity (deficit) in the Consolidated Balance Sheets.

The Company remeasures monetary assets and liabilities that are not denominated in the functional currency at exchange rates in effect at the end of each period.

Revenue recognition

Product revenue includes revenue from the sale of Voyager Tracker and customized components of Voyager Tracker, individual part sales for certain specific transactions, and sale of term-based software licenses. Term-based software licenses are deployed on the customers’ own servers and have significant standalone functionality.

Service revenue includes revenue from shipping and handling services, subscription fees from licensing subscription services, and maintenance and support services in connection with the term-based software licenses. Our subscription-based enterprise licensing model typically has contract terms ranging from one to two years and consists of subscription fees from the licensing of subscription services. Our hosted on-demand service arrangements do not provide customers with the right to take possession of the software supporting the hosted services. Support services include ongoing security updates, upgrades, bug fixes, and maintenance.

We recognize revenue when promised goods or services are transferred to customers in an amount that reflects the consideration to which we expect to be entitled to in exchange for those goods or services by following a five-step process, (1) identify the contract with a customer, (2) identify the performance obligations in the contract, (3) determine the transaction price, (4) allocate the transaction price to the performance obligations in the contract, and (5) recognize revenue when or as the Company satisfies a performance obligation, as further described below.

Identify the contract with a customer: A contract with a customer exists when (i) the Company enters into an enforceable contract with a customer that defines each party’s rights regarding the products and services to be transferred and identifies the payment terms related to these products and services, (ii) the contract has commercial substance and, (iii) the Company determines that collection of substantially all consideration for products and services that are transferred is probable based on the customer’s intent and ability to pay the promised consideration. In assessing the recognition of revenue, we also evaluate whether two or more contracts should be combined and accounted for as one contract and if the combined or single contract should be accounted for as multiple performance obligations which could change the amount of revenue and profit (loss) recorded in a period. Change orders may include changes in specifications or design, manner of performance, equipment, materials, scope of work, and/or the period of completion of the project. We analyze change orders to determine if they should be accounted for as a modification to an existing contract or a new stand-alone contract.

Contracts we enter into with our customers for sale of Voyager Trackers are generally under two different types of arrangements: (1) purchase agreements and equipment supply contracts (“Purchase Agreements”) and (2) sale of individual parts of the Voyager Tracker.

Change orders from our customers are generally modifications to existing contracts and are included in the total estimated contract revenue when it is probable that the change order will result in additional value that can be reliably estimated and realized.

Identify the performance obligations in the contract: We enter into contracts that can include various combinations of products and services, which are either capable of being distinct and accounted for as separate performance obligations or as one performance obligation since the majority of tasks and services are part of a single project or capability. However, determining whether products or services are considered distinct performance obligations that should be accounted for separately versus together may sometimes require significant judgment.

Our Purchase Agreements typically include two performance obligations- 1) Voyager Tracker or customized components of Voyager Tracker, and 2) shipping and handling services. The deliverables included as part of the Voyager Tracker are predominantly accounted for as one performance obligation, as these deliverables are part of a combined promise to deliver a project.

The revenue for shipping and handling services will be recognized over time based on progress in meeting shipping terms of the arrangements, as this faithfully depicts the Company’s performance in transferring control.

Sale of individual parts of Voyager Tracker for certain specific transactions includes multiple performance obligations consisting of individual parts of the Voyager Tracker. Revenue is recognized for parts sales at a point in time when the obligations under the terms of the contract with our customer are satisfied. Generally, this occurs with the transfer of control of the asset, which is in line with shipping terms.

Determine the transaction price: The transaction price is determined based on the consideration to which we will be entitled in exchange for transferring services to the customer. Such amounts are typically stated in the customer contract, and to the extent that we identify variable consideration, we will estimate the variable consideration at the onset of the arrangement as long as it is probable that a significant reversal in the amount of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is subsequently resolved. The majority of our contracts do not contain variable consideration provisions as a continuation of the original contract. None of our contracts contain a significant financing component. Taxes collected from customers and remitted to governmental authorities are not included in revenue.

Allocate the transaction price to performance obligations in the contract: Once we have determined the transaction price, we allocate the total transaction price to each performance obligation in a manner depicting the amount of consideration to which we expect to be entitled in exchange for transferring the good(s) or service(s) to the customer. We allocate the transaction price to each performance obligation identified in the contract on a relative standalone selling price basis.

We use the expected cost-plus margin approach based on hardware, labor, and related overhead cost to estimate the standalone selling price of the Voyager Tracker, customized components of Voyager Tracker, and individual parts of Voyager Tracker for certain specific transactions. We use the adjusted market assessment approach for all other performance obligations except shipping, handling, and logistics. For shipping, handling, and logistics performance obligations, we use a residual approach to calculate the standalone selling price, because of the nature of the highly variable and broad range of prices we charge to various customers for this performance obligation in the contracts.

Recognize revenue when or as the Company satisfies a performance obligation: For each performance obligation identified, we determine at contract inception whether we satisfy the performance obligation over time or at a point in time. Voyager Tracker and customized components of Voyager Tracker performance obligations in the contract are satisfied over-time as work progresses for its custom assembled Voyager Tracker, utilizing an input measure of progress determined by cost-to-cost measures on these projects as this faithfully depicts our performance in transferring control. Additionally, our performance does not create an asset with an alternative use, due to the highly customized nature of the product, and we have an enforceable right to payment for performance completed to date. Our performance obligations for individual part sales for certain specific transactions are recognized point-in-time as and when control transfers based on the Incoterms for the contract. Our performance obligations for term-based software licenses are recognized point-in-time as and when control transfers, either upon delivery to the customer or the software license start date, whichever is later. Our performance obligation for shipping and handling services is satisfied over-time as the services are delivered over the term of the contract. We recognize subscription services sales/other services on a straight-line basis over the contract period. With regard to support revenue, a time-elapsed method is used to measure progress because we transfer control evenly over the contractual period. Accordingly, the fixed consideration related to support revenue is generally recognized on a straight-line basis over the contract term.

Contract assets and liabilities: The timing of revenue recognition, billing, and cash collection results in the recognition of accounts receivable, unbilled receivables for revenue recognized in excess of billing, and deferred revenue in the Consolidated Balance Sheets. We may receive advances or deposits from our customers before revenue is recognized, resulting in contract liabilities, which are reflected as “deferred revenue” on our Consolidated Balance Sheets.

Cost of revenue consists primarily of costs related to raw materials, freight and delivery, product warranty, and personnel costs (salaries, bonuses, benefits, and stock-based compensation). Personnel costs in cost of revenue include both direct labor costs as well as costs attributable to any individuals whose activities relate to the procurement, installment, and delivery of the finished product and services. Deferred cost of revenue results from the timing differences between the costs incurred in advance of the satisfaction of all revenue recognition criteria consistent with our revenue recognition policy.

Research and development

Research and development costs are expensed as incurred and consist primarily of personnel costs, including salaries, bonuses, benefits, and stock-based compensation, along with other costs related to development of new products and services, as well as enhancing system performance, improving product reliability, reducing product cost, and simplifying installation. Research and development costs also include depreciation and allocated overhead.

Advertising costs

Advertising costs are expensed as incurred and are included in selling and marketing expenses in the accompanying consolidated statements of operations and comprehensive loss.

Concentrations of credit risk

Financial instruments that potentially subject the Company to concentrations of credit risk are primarily cash and accounts receivable.

We regularly maintain cash balances with various financial institutions that exceed federally insured amounts, but we have experienced no losses associated with these amounts to date.

The Company extends credit to customers in the normal course of business, often without requiring collateral. The Company performs credit analyses and monitors the financial health of its customers to reduce credit risk.

The Company’s accounts receivables are derived from revenue earned from customers primarily located in the U.S. and in the Asia Pacific region. No country other than the U.S. accounts for 10% or more of our revenue. Most of our customers are project developers, solar asset owners and engineering, procurement and construction (“EPC”) contractors that design and build solar energy projects. Often times, as discussed further in “Note 4. Accounts receivable, net”, a small number of customers account for a significant portion of our outstanding receivables period end and our total revenue for the year.

Fair value of financial instruments

Our financial instruments consist of cash, cash equivalents, restricted cash, accounts receivable, accounts payable, and debt obligations. Cash, cash equivalents, accounts receivable and accounts payable are stated at their carrying value, which approximates fair value due to the short time to the expected receipt or payment date. The carrying values of debt obligations bearing variable rates of interest are also considered to approximate fair value due to applicable interest rates resetting to market rates periodically. The fair value of our fixed-rate debt obligations will be impacted by changes in market rates for similar debt subsequent to our initial borrowings.

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (i.e., the “exit price”) in an orderly transaction between market participants at the measurement date. A hierarchy for inputs used in measuring fair value has been defined to minimize the use of unobservable inputs by requiring the use of observable market data when available. Observable inputs are inputs that market participants would use in pricing the asset or liability based on active market data. Unobservable inputs we select reflect our assumptions about what market participants would use in pricing the asset or liability based on the best information currently available.

The fair value hierarchy prioritizes the inputs into three broad levels:

•	Level 1: Quoted (unadjusted) prices in active markets for identical assets or liabilities.

•

Level 2: Observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the asset or liability.

•	Level 3: Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

We account for long-term debt on an amortized cost basis.

Reclassifications

Certain prior year amounts in our balance sheet and income statement, along with supporting notes, have been reclassified to conform to the current year presentation, which provides additional captions compared to the prior year. In addition, we have separately disclosed cash payments for offering costs in 2020 in our cash flow statement.

Recent accounting pronouncements

Recently adopted accounting standards

In December 2019, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (“ASU 2019-12”). ASU 2019-12 removes certain exceptions related to the approach for intra-period tax allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. ASU 2019-12 also amends other aspects of the guidance to help simplify and promote consistent application of GAAP. We adopted ASU 2019-12 in the first quarter of 2021, and the adoption had no material impact to our consolidated financial statements.

New accounting pronouncements not yet adopted

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). ASU 2016-13 changes the impairment model for most financial assets and requires the use of an expected loss model in place of the currently used incurred loss method. Under this model, entities will be required to estimate the lifetime expected credit loss on such instruments and record an allowance to offset the amortized cost basis of the financial asset, resulting in a net presentation of the amount expected to be collected on the financial asset. The update to the standard is effective for the Company for its fiscal year beginning after December 15, 2022, to the extent the Company remains an emerging growth company, and early adoption is permitted. The Company does not expect the adoption of ASU 2016-13 to have a material impact on its consolidated financial statements.

Note 4. Accounts receivable, net

Accounts receivable consisted of the following:

(in thousands)	December 31, 2021	December 31, 2020
Trade receivables	$38,597	$23,691
Revenue recognized in excess of billings	72,676	1,224
Other receivables	147	47

Total	111,420	24,962
Allowance for doubtful accounts	(3,872)	(1,228)

Accounts receivable, net	$107,548	$23,734

Included in total receivables above are amounts billed under retainage provisions totaling $11.6 million and $4.5 million as of December 31, 2021, and 2020, respectively, which are due within the upcoming year.

Activity in the allowance for doubtful accounts for each period was as follows:

	Year ended December 31,
(in thousands)	2021	2020	2019
Balance at beginning of period	$1,228	$441	$—
Additions charged to earnings	4,045	787	441
Write-offs of uncollectible accounts	(1,401)	—	—

Balance at end of period	$3,872	$1,228	$441

At December 31, 2021, four customers accounted for 29%, 23%, 19% and 18%, respectively, of total accounts receivable. At December 31, 2020, three customers accounted for 32%, 25% and 14%, respectively, of total accounts receivable.

During the year ended December 31, 2021, three customers accounted for 37%, 20% and 15%, respectively of total revenue. During the year ended December 31, 2020, four customers accounted for 21%, 19%, 10% and 10%, respectively, of total revenue. During the year ended December 31, 2019, three customers accounted for 59%, 21% and 13%, respectively, of total revenue.

Note 5. Inventories, net

Inventories consisted of the following:

(in thousands)	December 31, 2021	December 31, 2020
Finished goods	$8,950	$1,686
Allowance for slow-moving and obsolete inventory	(90)	—

Total	$8,860	$1,686

Activity in the allowance for slow-moving and obsolete inventory for each period was as follows:

	Year ended December 31,
(in thousands)	2021	2020	2019
Balance at beginning of period	$—	$—	$—
Additions charged to earnings	90	—	—
Write-offs of obsolete inventory	—	—	—

Balance at end of period	$90	$—	$—

Note 6. Prepaid and other current assets

Prepaid and other current assets consisted of the following:

(in thousands)	December 31, 2021	December 31, 2020
Vendor deposits	$13,098	$4,205
Prepaid expenses	2,301	821
Prepaid taxes	269	222
Deferred cost of revenue	—	992
Surety collateral	460	113
Other current assets	1,058	571

Total	$17,186	$6,924

Note 7. Leases

We lease office and warehouse space in various locations, including our corporate headquarters in Austin, Texas. Additionally, we lease space for an applications laboratory and have a membership in a collaborative research facility in Colorado. All of our manufacturing is outsourced to contract manufacturing partners, and we currently do not own or lease any manufacturing facilities.

We utilized a weighted average discount rate of 5.0% in establishing our operating lease right-of-use assets and liabilities at lease inception. At December 31, 2021, our weighted average remaining lease term for our operating leases was 3.9 years.

Our lease expense consisted of the following:

	Year ended December 31,
(in thousands)	2021	2020	2019
Operating lease cost	$458	$288	$286
Variable lease cost	—	—	—
Short-term lease cost	100	31	4

Total lease cost	$558	$319	$290

Reported in:
Cost of revenue	$239	$38	$—
Research and development	39	—	—
Selling and marketing	1	3	—
General and administrative	279	278	290

Total lease cost	$558	$319	$290

Future remaining operating lease payment obligations were as follows:

(in thousands)	December 31, 2021
2022	$567
2023	520
2024	511
2025	446
2026	54
Thereafter	—

Total lease payments	2,098
Less: imputed interest	(306)

Present value of operating lease liabilities	$1,792

Current portion of operating lease liability	$452
Operating lease liability, net of current portion	1,340

Present value of operating lease liabilities	$1,792

Note 8. Property and equipment, net

Property and equipment consisted of the following:

(in thousands)	December 31, 2021	December 31, 2020
Leasehold improvements	$22	$11
Field equipment	833	66
Information technology equipment	182	—
Tooling	543	—
Capitalized software	250	250

Total	1,830	327
Accumulated depreciation	(248)	(16)

Property and equipment, net	$1,582	$311

We recognized depreciation expense associated with our property and equipment each period as follows:

	Year ended December 31,
(in thousands)	2021	2020	2019
Tangible asset depreciation	$170	$14	$12
Capitalized software depreciation	62	—	—

Total depreciation expense	$232	$14	$12

Note 9. Debt

Debt consisted of the following:

(in thousands)	December 31, 2021	December 31, 2020
Revolving line of credit	$—	$1,000
Paycheck Protection Program loan	—	784

Total debt	—	1,784
Less: short-term debt	—	(1,000)

Long-term debt	$—	$784

On April 30, 2021, we entered into a senior secured revolving credit facility with various lenders, including Barclays Bank PLC, as an issuing lender, the swingline lender and as administrative agent (the “Credit Agreement”). The Credit Agreement has an initial three-year term and will be used for working capital and for other general corporate purposes. The Credit Agreement includes the following terms: (i) aggregate commitments of up to $100 million, with letter of credit and swingline sub-limits; (ii) a base rate of LIBOR, plus 3.25% per annum, (iii) initial commitment fees of 0.50% per annum; (iv) initial letter of credit fees of 3.25% per annum; and (v) other customary terms for a corporate revolving credit facility. We have not made any draws on the revolving credit facility as of December 31, 2021. Should LIBOR rates become unavailable during the term of the Credit Agreement, the rate per annum on loans will be based on the secured overnight financing rate (SOFR) published by the Federal Reserve Bank of New York, or a successor SOFR administrator.

The facility is secured by a first priority lien on substantially all of our assets, subject to certain exclusions, and customary guarantees. The Credit Agreement includes the following financial condition covenants that we are required to satisfy: (i) maintain a minimum liquidity limit of $125 million for each quarter; (ii) maintain a 3.75 times leverage ratio; and (iii) maintain a 1.5 times interest coverage ratio. The leverage and interest coverage ratios will be triggered when we achieve $50 million in adjusted EBITDA over a trailing twelve months, or upon our election if we have achieved positive adjusted EBITDA over a trailing twelve months. Once the leverage and interest coverage ratios are triggered the minimum liquidity limit will not have a minimum limit. Minimum liquidity includes unrestricted cash plus the undrawn balance of the revolving credit facility. The minimum liquidity covenant was the only financial condition covenant we had to satisfy as of the period ended December 31, 2021. As of December 31, 2021, we were in full compliance with our financial condition covenant.

We incurred $2.1 million of debt issuance costs relating to establishment of the Credit Agreement, which are included in “Other assets” in our Consolidated Balance Sheet. At December 31, 2021, the remaining unamortized balance was $1.6 million.

On April 30, 2020, we received a Paycheck Protection Program (“PPP”) loan pursuant to the Coronavirus Aid, Relief, and Economic Security Act (the “CARES” Act) in the amount of $0.8 million. The PPP loan had a two-year term and a fixed interest rate of 1%. Under the terms of the CARES act, the PPP loan was eligible for forgiveness, in part or whole, if the proceeds were used to retain and pay employees and for other qualifying expenditures. On January 20, 2021, the Company received notification from the Small Business Administration that they approved the forgiveness of the full $0.8 million PPP loan. The Company recorded the forgiveness of the PPP loan as a gain on extinguishment of debt in the Consolidated Statements of Operations and Comprehensive Loss during the year ended December 31, 2021.

On June 17, 2019, the Company entered into a revolving line of credit agreement with Western Alliance Bank for a total principal amount of $1.0 million, which was to mature two years from the date of borrowing. The line of credit had a variable rate of interest, based on the prime rate as published in the Wall Street Journal, and required monthly interest payments. The prime rate at the time of borrowing was at 5.50% per annum. The outstanding balance of $1.0 million was paid in full, and the revolving credit line was closed in 2021.

Note 10. Accrued expenses and other current liabilities

Accrued expenses and other current liabilities consisted of the following:

(in thousands)	December 31, 2021	December 31, 2020
Accrued cost of revenue	$43,185	$7,812
Accrued compensation	981	2,869
Other accrued expenses	3,694	2,874

Total accrued expenses	$47,860	$13,555

Warranty reserves	$4,032	$3,985
Current portion of operating lease liability	452	230
Non-federal tax obligations	172	635
Other	—	11

Total other current liabilities	$4,656	$4,861

We provide standard warranties on our hardware products to customers. The liability amount is based on actual historical warranty spending activity by type of product, customer and geographic region, modified by any known differences such as the impact of reliability improvements.

Activity by period in the Company’s warranty accruals was as follows:

	Year ended December 31,
(in thousands)	2021	2020	2019
Balance at beginning of period	$6,811	$2,057	$—
Warranties issued during the period	8,588	7,866	2,057
Settlements made during the period	(5,270)	(3,111)	—
Changes in liability for pre-existing warranties	(783)	(1)	—

Balance at end of period	$9,346	$6,811	$2,057

Accrued warranty balance reported in:
Other current liabilities	$4,032	$3,985	$1,368
Other non-current liabilities	5,314	2,826	689

Balance at end of period	$9,346	$6,811	$2,057

Note 11. Income taxes

The components of income before income taxes were as follows:

	Year ended December 31,
(in thousands)	2021	2020	2019

United States	$(106,467)	$(16,269)	$(13,534)
Foreign	47	262	—

Total loss before income taxes	$(106,420)	$(16,007)	$(13,534)

The provisions (benefits) for income taxes and the reasons for the differences between the provisions (benefits) for income taxes and income tax provisions (benefits) using the U.S. federal income tax rate were as follows:

	Year ended December 31,
(in thousands)	2021	2020	2019
Current -
Federal	$—	$(159)	$—
State	196	1	(36)
Foreign	(27)	78	—

	169	(80)	(36)

Deferred -
Federal	—	(3)	(3)
State	—	—	—

	—	(3)	(3)

Provision (benefit) for income taxes	$169	$(83)	$(39)

Federal income tax provision (benefit) at statutory rate	$(22,348)	$(3,362)	$(2,842)
State taxes, net of federal	(1,744)	(215)	(551)
Research and experimentation tax credit	(342)	(179)	(118)
Change in valuation allowance	28,361	3,523	3,184
Stock compensation	(6,863)	406	225
Dividends received deduction	—	(308)	—
Section 162m limitation on executive compensation	2,467	—	—
Permanent differences and other	638	52	63

Provision (benefit) for income taxes	$169	$(83)	$(39)

The components of deferred tax assets and liabilities were as follows:

(in thousands)	December 31, 2021	December 31, 2020
Deferred tax assets:
Fixed assets and intangibles	$17	$135
Leases	378	106
Accrued expenses	2,741	2,066
Net operating loss carryforward	31,868	6,679
Stock options	5,508	—
Investment difference	—	148
R&D credit carryforward	616	325
Other	402	—

Subtotal	41,530	9,459
Less: valuation allowance	(40,760)	(9,297)

Total deferred tax assets	770	162

Deferred tax liabilities:
Leases	(370)	(101)
Prepaid expenses	(400)	(61)

Total deferred tax liability	(770)	(162)

Net deferred tax asset (liability)	$—	$—

The net change in the total valuation allowance for the year ended December 31, 2021, was an increase of $31.5 million, comprised of $28.4 million recorded through continuing operations and $3.1 million recorded to paid in capital due to IPO costs. The net change in the total valuation allowance for the year ended December 31, 2020, was an increase of $3.5 million recorded through continuing operations. In assessing the realizability of deferred tax assets, we considered whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. We considered the scheduled reversal of deferred tax liabilities, carryback potential, projected future taxable income and tax planning strategies in making this assessment. After consideration of these factors and based upon the level of historical taxable income, we believe it is more likely than not that the Company will not realize the benefits of these deductible differences at December 31, 2021.

We have federal net operating loss carryforwards of approximately $141.7 million at December 31, 2021. These loss carryforwards have an indefinite carryforward period. We also have state net operating loss carryforwards of approximately $67.5 million which begin to expire in 2034.

We have federal R&D credit carryforwards of approximately $0.8 million at December 31, 2021, which begin to expire in 2038.

We are subject to U.S. federal income tax, as well as income tax in multiple state and foreign jurisdictions. The tax returns for years 2018 and beyond remain open for examination. As of December 31, 2021, the Company is not currently under audit by any taxing authority.

We account for uncertainty in taxes in accordance with authoritative guidance. Changes in our accruals for unrecognized tax benefits were as follows:

	Year ended December 31,
(in thousands)	2021	2020
Balance at beginning of period	$81	$45
Increase for tax positions related to the current year	636	36
Decrease for tax positions related to prior years	—	—

Balance at end of period	$717	$81

The unrecognized tax benefits in the table above includes $0.2 million, and $0.1 million as of December 31, 2021, and December 31, 2020, respectively, that, if recognized, would affect our effective tax rate. We do not expect or anticipate a significant increase or decrease over the next twelve months in the unrecognized tax benefits reported above. As of December 31, 2021, and 2020, we have not accrued any interest or penalties related to unrecognized tax benefits.

Note 12. Commitments and contingencies

The Company may be involved in various claims, lawsuits, investigations, and other proceedings, arising in the normal course of business. The Company accrues a liability when management believes information available prior to the issuance of financial statements indicates it is probable a loss has been incurred as of the date of the financial statements and the amount of loss can be reasonably estimated. The Company adjusts its accruals to reflect the impact of negotiation, settlements, rulings, advice of legal counsel and other information and events pertaining to a particular case. Legal costs are expensed as incurred.

On April 21, 2021, FCX Solar, LLC (“FCX”), filed a lawsuit against us in the United States District Court for the Southern District of New York. The complaint alleged breach of contract, fraud and unjust enrichment claims related to a patent license agreement and consulting relationship between FCX and us. FCX sought damages of approximately $134 million in the lawsuit. On July 2, 2021, we filed a motion to dismiss the fraud and unjust enrichment claims. On July 16, 2021, FCX filed an amended complaint asserting the same claims as the original complaint. On July 22, 2021, we advised the court that FTC would stand on its motion to dismiss, and at the request of the court, we filed a revised motion citing the amended complaint. FCX filed its response on August 19, 2021, and we filed a reply on September 7, 2021. Oral argument on our motion to dismiss was held on February 3, 2022, and the Court granted our motion on February 7, 2022, dismissing FCX’s fraud and unjust enrichment claims and leaving only a claim for breach of a license agreement. On May 29, 2021, FCX filed a separate lawsuit against us in the United States District Court for the Western District of Texas, alleging a claim for patent infringement related to U.S. Patent No. 10,903,782. FCX seeks an unspecified amount of damages, including past and future royalties, and injunctive relief. Our answer to that complaint was filed on June 22, 2021, along with our motion to transfer the patent suit to the Southern District of New York to be consolidated with the New York litigation. FCX filed an amended complaint asserting claims for direct patent infringement, indirect infringement by active inducement, and contributory infringement on July 27, 2021, and we filed our answer to that complaint on August 10, 2021. On October 25, 2021, our motion to transfer the case to the Southern District of New York was granted, and the patent case was consolidated with FCX’s contract case on November 19, 2021. Discovery in this consolidated matter is ongoing. We believe the claims asserted in both lawsuits are without merit, and we plan to vigorously defend against them. We and our management considered (a) the facts described above, (b) the preliminary stages of the proceedings and (c) the advice of outside legal counsel on the claims and determined that it is not probable that FCX will prevail on the merits. At this time, we believe that the likelihood of any material loss related to these matters is remote given the strength of our defenses.

The Company has not recorded any material loss contingency in the Consolidated Balance Sheets as of December 31, 2021, and December 31, 2020.

Note 13. Stockholders’ equity

Preferred stock

The Certificate of Incorporation, as amended as of April 28, 2021, and amended as of June 7, 2021, (the “Certificate of Incorporation”), authorizes the Company to issue up to 10 million shares of Preferred Stock with a par value of $0.0001 with such designation, rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2021, there were no shares of preferred stock issued or outstanding.

Common stock

The Certificate of Incorporation authorizes the Company to issue 850 million shares of $0.0001 par value of Common Stock. Holders of Common Stock are entitled to dividends, as and when, declared by the board of directors, subject to the rights of the holders of all classes of stock outstanding having priority rights as to dividends. There have been no dividends declared to date. The holders of the Common Stock are entitled to one vote for each share of Common Stock; provided that, except as otherwise required by law, holders of Common Stock (in such capacity) shall not be entitled to vote on any amendment to the Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Certificate of Incorporation.

In March 2020, the Company sold 9,162,976 shares of common stock at $3.27 per share for an aggregate purchase price of $30.0 million. The proceeds were available for working capital and other corporate purposes.

On April 30, 2021, the Company closed on its IPO in which we issued and sold 19,840,000 shares of our common stock at a public offering price of $13.00 per share. We received aggregate proceeds of $241.2 million from the IPO, net of approximately $16.8 million in underwriting discount and commissions and before offering costs.

The Company used $54.2 million of net proceeds from the IPO to purchase and retire an aggregate of 4,455,384 shares of our common stock, of which 2,191,557 was a repurchase of common shares and 2,263,827 shares were from the settlement of certain vested RSUs and common shares exercised from options in connection with the IPO.

The Company is using the remaining proceeds from the IPO for general corporate purposes, including working capital and operating expenses. We may also use a portion of such proceeds to acquire or invest in businesses, products, services or technologies and may use a portion of such proceeds to provide funding to third parties for future development capital in connection with projects using our tracker systems.

Treasury stock

On July 21, 2020, the Company’s board of directors approved a share repurchase of 9,896,666 shares of common stock for an aggregate price of $0 from founders of the Company. The repurchase of these shares was recorded as treasury stock on the Company’s Consolidated Balance Sheets as of December 31, 2020 and the shares have been added to the overall pool of stock available to be utilized for future option/stock award issuances to other employees of the organization.

On January 8, 2021, the Company’s board of directors approved a share repurchase of 148,440 shares of common stock for an aggregate price of $0 from founders of the Company. The repurchase of these shares was recorded as treasury stock on the Company’s Consolidated Balance Sheets as of December 31, 2021 and the shares have been added to the overall pool of stock available to be utilized for future option/stock award issuances to other employees of the organization.

On April 5, 2021, the Company’s board of directors approved a share repurchase of 717,460 shares of common stock for an aggregate price of $0 from founders of the Company. The repurchase of these shares was recorded as treasury stock on the Company’s Consolidated Balance Sheets as of December 31, 2021, and the shares have been added to the overall pool of stock available to be utilized for future option/stock award issuances to other employees of the organization.

Note 14. Stock compensation and other employee benefit plans

Stock compensation plans

On January 9, 2017, the Company’s board of directors adopted the 2017 Stock Incentive Plan (the “2017 Plan”). The Plan offers employees, directors and selected service providers the opportunity to acquire equity in the Company through grants of options, restricted stock awards (“RSA”), stock appreciation rights, restricted stock units (“RSU”), and other stock awards, at exercise prices not less than the fair market value of the Company’s common stock on the date of grant.

Following our IPO in April 2021, we adopted the 2021 Stock Incentive Plan (the “2021 Plan”) which provides for the grant of awards similar to the 2017 Plan, as well as stock bonuses and cash awards. The number of shares initially reserved for issuance under the 2021 Plan was 12,645,239, which will automatically increase on January 1 of each calendar year prior to the tenth anniversary of the Plan’s effective date in an amount equal to the lesser of (i) 4% of the total number of shares of common stock outstanding on the day prior (December 31st) and (ii) a number of shares of common stock determined by the compensation committee of the Company’s board of directors.

Concurrent with the adoption of the 2021 Plan, we also adopted the 2021 Employee Stock Purchase Plan (the 2021 ESPP Plan”) in order to provide employees of the Company and its designated subsidiaries with an opportunity to purchase the Company’s common stock through accumulated payroll deductions at 85% of the stock’s fair market value. As of December 31, 2021, this plan has not yet been implemented internally within the Company and no purchases of common stock have been made pursuant to the 2021 ESPP Plan.

Stock options generally vest over four years from the date of grant, and, except as noted below, are based only on service vesting conditions.

During 2021, stock options were issued to our newly appointed Chief Executive Officer which contained market conditions relating to the price of our common stock that must be met in order to start the vesting period.

RSU grants may contain either service vesting conditions or a combination of performance and service vesting conditions, both of which must be met in order to vest. Awards with service conditions generally vest over a period of four years from the date of grant.

Our IPO in April 2021 was deemed to meet the liquidity event provisions in our 2017 Plan, which resulted in the vesting of all awards that had previously satisfied the time-based vesting conditions of such awards as of that date.

The Company had issued RSAs to its founders, all of which are vested as of December 31, 2021. These awards contained    restrictions related to transferability, along with the standard service condition of four years required for vesting.

Generally, new shares of authorized common stock are issued to satisfy vesting or exercise of awards under both the 2017 and 2021 Stock Incentive Plans although treasury shares are also available for issuance at the discretion of the Company.

Stock compensation expense for each period was as follows:

(in thousands)	2021	2020	2019
Cost of revenue	$8,094	$322	$176
Research and development	3,657	57	51
Selling and marketing	2,056	38	26
General and administrative	47,958	1,401	653

Total stock compensation expense	$61,765	$1,818	$906

Information relating to our outstanding option awards was as follows:

Options	Shares	Weighted-average exercise price	Weighted-average remaining contractual term (in years)	Average intrinsic value (in thousands)
Outstanding as of December 31, 2020	8,524,997	$0.23
Granted	2,107,500	8.14
Exercised	(2,838,464)	0.11
Forfeited and expired	(255,768)	0.48

Outstanding as of December 31, 2021	7,538,265	$2.48	7.41	$39,500

Vested at December 31, 2021 or expected to vest in the future	7,538,265	$2.48	7.41	$39,500

Exercisable at December 31, 2021	4,253,458	$0.24	6.23	$31,139

At December 31, 2021:
Stock-based compensation cost not yet recognized (in thousands)				$10,301

Weighted-average remaining expense recognition period (in years)				5.03

Assumptions used to value option awards were as follows:

	Year ended December 31,
	2021	2020	2019
Black-Scholes-Merton pricing formula weighted-average assumptions:
Expected life (in years)	7.72	6.07	5.92
Risk-free interest rate	1.32%	1.60%	1.94%
Volatility	56.47%	51.57%	52.90%
Dividend yield	0.00%	0.00%	0.00%

Valuations:
Grant-date fair value per option (post-split)	$4.79	$2.86	$1.29
Intrinsic value of options exercised (in thousands)	$22,852	$—	$—
Average intrinsic value per share of options exercised	$8.05	$—	$—

Information relating to our outstanding restricted stock unit and restricted stock awards was as follows:

	Shares	Weighted-average grant date fair value
Restricted stock units:
Nonvested as of December 31, 2020	12,943,811	$3.15
Granted	5,470,137	7.72
Vested	(12,883,918)	3.87
Forfeited	(388,561)	4.68

Nonvested as of December 31, 2021	5,141,469	$6.08

Restricted stock awards:
Nonvested as of December 31, 2020	1,169,601	$0.07
Granted	—	—
Vested	(1,169,601)	0.07
Forfeited	—	—

Nonvested as of December 31, 2021	—	$—

At December 31, 2021:
Stock-based compensation cost not yet recognized (in thousands)		$21,396

Weighted-average remaining expense recognition period (in years)		2.95

Other employee benefit plans

We sponsor a 401(k) savings plan for our U.S. employees, whereby the employees can elect to make pre- or post-tax contributions, subject to certain limitations. We make matching contributions equal to 100% of the first 3% and 50% of the next 2% of an employee’s contribution. Employee and company contributions are both immediately vested. Company matching contributions were approximately $0.6 million, $0.3 million, and $0.0 million for the years 2021, 2020, and 2019, respectively.

Employees are also eligible to participate in various employee welfare benefit plans, including medical, dental, prescription and life insurance, in which the Company pays a portion of the cost. All such plans are unfunded.

Note 15. Sale of investment in unconsolidated subsidiary

On June 24, 2021, the Company disposed of its 4,791,566 Class A common unit interest in Dimension Energy LLC, (“Dimension”), representing approximately 23% of the total outstanding common shares, for approximately $22.3 million, net of a success-based fee described below, resulting in a gain of $20.8 million. Prior to the third-party sale, we had recognized a net loss from our investment in this unconsolidated subsidiary of $0.4 million compared to a gain of $1.4 million recognized in 2020.

On June 29, 2021, the Company made a success-based fee payment in the amount of $1.9 million to two Executive Members of Dimension for entering into voting and support letter agreements and for recommending to all Executive Members of Dimension that they support the purchase agreement and the consummation of the transaction on June 24, 2021.

The sales agreement with Dimension includes an earnout provision which provides the potential to receive an additional contingent consideration of up to approximately $14.0 million through December 2024, based on Dimension achieving certain performance milestones. This potential earnout is calculated each quarter starting January 1, 2022, as $200 times the number of kilowatts constituting each Notice To Proceed (NTP) megawatt (MW) achieved during such quarterly earnout period, provided that no earnout amount is payable in respect to the first 100 NTP MW achieved in any earnout year.

The sales agreement also includes a projects escrow release which is an additional contingent consideration to receive $7 million based on Dimension’s completion of certain construction projects currently in progress. The Company has made an accounting policy election to account for the contingent gains from the earnout provision and projects escrow release only when those amounts become realizable in the periods subsequent to the disposal date.

During 2021, the Company received a $0.2 million escrow release payment, which is included in the gain referred to above.

Note 16. Earnings (loss) per share

	Year ended December 31,
	2021	2020	2019
Net loss (in thousands)	$(106,589)	$(15,924)	$(13,495)

Weighted average shares outstanding for calculating basic and diluted loss per share	86,043,051	68,810,533	62,043,383

Basic and diluted loss per share	$(1.24)	$(0.23)	$(0.22)

For purposes of computing diluted loss per share, weighted average common shares outstanding do not include potentially dilutive securities that are anti-dilutive, as shown below.

	As of December 31,
	2021	2020	2019
Anti-dilutive securities excluded from calculating dilutive loss per share:
Shares of common stock issuable under stock option plans outstanding	7,538,265	8,524,997	8,081,738
Shares of common stock issuable upon vesting of restricted stock units	5,141,469	14,121,666	5,249,324

Potential common shares excluded from diluted net loss per share calculation	12,679,734	22,646,663	13,331,062

All share and per share amounts in the table above have been adjusted for an approximately 8.25-for-1 forward stock split which took effect on April 28, 2021.

Note 17. Fair value measurements

Recurring measurements

Our financial instruments consist of cash, cash equivalents, restricted cash, accounts receivable, accounts payable, and debt obligations. Cash, cash equivalents, accounts receivable and accounts payable are stated at their carrying value, which approximates fair value due to the short time to the expected receipt or payment date.

We did not hold any financial instruments measured at fair value on a recurring basis as categorized within the fair value hierarchy at December 31, 2021, and 2020.

Non-recurring measurements

We had no debt outstanding at December 31, 2021. At December 31, 2020, we had outstanding borrowings of (i) $1.0 million under our revolving line of credit agreement with Western Alliance Bank, which was deemed to approximate fair value as the borrowings bore interest at variable rates, and (ii) $0.8 million under a fixed rate PPP loan, which was deemed to have no fair value at that date based on receipt of notification from the Small Business Administration on January 20, 2021, that forgiveness of the full amount of the loan had been approved.

There were no indications of impairment of any of our long-lived assets during 2021 that required us to evaluate recoverability or estimate fair value of those assets.

Note 18. Related parties

Information relating to repurchases of shares from founders of the Company at no cost for inclusion in treasury stock may be found in Note 13 above.

On January 30th, 2017, the Company issued promissory notes worth $7 million, out of which $6.0 million was issued to two Board Members. The notes carried an interest rate of 5% and were to expire five years from date of issuance. The Company repaid the principal during the year ended December 31, 2020. For the years ended December 31, 2020, and 2019, we incurred interest expense of $0.2 million and $0.3 million, respectively, related to the notes issued to the related parties. In combination with the note, the Company also issued 25,000 shares (on a pre-split basis) of common stocks for every $250,000 of notes purchased by such investors.

Note 19. Quarterly information (unaudited)

In April 2021, the board of directors and stockholders approved a Forward Stock Split of the Company’s shares of common stock which became effective on April 28, 2021.

Additionally, in connection with the preparation of the Company’s financial statements as of and for the three months ended September 30, 2021, we identified an error in the basic and diluted earnings per share calculations for the three months ended June 30, 2021. Specifically, we incorrectly omitted from the basic and diluted weighted-average shares outstanding calculation shares of common stock underlying RSUs that became fully vested during the period but had not been settled through the legal issuance of common stock. Additionally, we identified that we had overstated stock-based compensation expense by $3.5 million for three months ended June 30, 2021 due to an error in the calculation of expense related to grantees’ RSU awards.

The table below shows the revised information for the three months ended June 30, 2021, as well as the reported information for the other periods.

	Three months ended
(in thousands, except loss per share)	March 31, 2021	June 30, 2021	September 30, 2021	December 31, 2021
Revenue	$65,707	$50,108	$52,989	$101,721
Gross profit (loss)	$119	$(16,050)	$(8,039)	$(8,575)
Net loss	$(7,442)	$(52,350)	$(22,915)	$(23,882)
Loss per share:
Basic	$(0.11)	$(0.61)	$(0.24)	$(0.25)
Diluted	$(0.11)	$(0.61)	$(0.24)	$(0.25)

Earnings (loss) per share in the table below reflects the retroactive impact of the Forward Stock Split described above on the weighted average shares outstanding each period used to determine basic and diluted earnings (loss) per share.

	Three months ended
(in thousands, except loss per share)	March 31, 2020	June 30, 2020	September 30, 2020	December 31, 2020
Revenue	$32,376	$51,157	$59,640	$44,179
Gross profit (loss)	$6,980	$(1,382)	$2,866	$(4,825)
Net income (loss)	$3,420	$(6,776)	$(2,840)	$(9,728)
Earnings (loss) per share:
Basic	$0.05	$(0.09)	$(0.04)	$(0.15)
Diluted	$0.04	$(0.09)	$(0.04)	$(0.15)

Note 20. Subsequent events

On March 15, 2022, we announced that we had entered into an agreement to acquire an emerging tracker supplier, HX Tracker, to accelerate our international expansion. This transaction is expected to close in the second quarter of 2022, subject to satisfaction of customary closing conditions.

The purchase price for HX Tracker will consist of $4.3 million in cash and issuance of approximately 1.4 million shares of our common stock. The sellers will also be eligible for an earn-out of an additional 1.6 million shares based on meeting certain performance metrics. HX Tracker, formed in 2019, is an emerging China-based supplier of 1P tracker systems designed with a low-steel content which are ideally suited for today’s prevalent large-format modules.